Exhibit 10.1

EXECUTION VERSION

US$1,800,000,000

SENIOR UNSECURED SUSTAINABILITY-LINKED

REVOLVING CREDIT AGREEMENT

dated as of

April 29, 2022

among

TEVA PHARMACEUTICAL INDUSTRIES LIMITED,

TEVA PHARMACEUTICALS USA, INC.,

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

and

TEVA PHARMACEUTICAL FINANCE NETHERLANDS III B.V.,

as Borrowers,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BANK OF AMERICA EUROPE

DESIGNATED ACTIVITY COMPANY,

as Sustainability Coordinator

BANK OF AMERICA EUROPE

DESIGNATED ACTIVITY COMPANY,

as Documentation Agent,

BANK OF AMERICA EUROPE DAC, BNP PARIBAS, CITIBANK, N.A., GOLDMAN SACHS BANK USA, HSBC BANK PLC, INTESA SANPAOLO S.P.A., J.P. MORGAN S.E., MIZUHO BANK, LTD., MUFG BANK, LTD. AND PNC BANK, NATIONAL ASSOCIATION,

as Bookrunner & Mandated Lead Arrangers

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

United Kingdom

www.bakermckenzie.com

i

SCHEDULES and ANNEXES

Annex 1

Rate Table

Annex 2

Sustainability Table

Schedule 1

[Reserved]

Schedule 2.01 - Revolving Commitments

Schedule 3.18 - Stamp Taxes

Schedule 6.03 - Existing Liens

Schedule 11.22 - Swiss Qualifying Banks or Swiss Non-Qualifying Banks

Exhibit A.

Form of Assignment and Assumption

Exhibit B.

Part A - Form of Loan Notice

Part B - Form of Swingline Loan Notice

Part C - Form of Notice of Loan Prepayment

Exhibit C.

Form of Interest Election Request

Exhibit D.

Form of Compliance Certificate

Exhibit E.

Form of Revolving Loan Note

Exhibit F.

Form of Swingline Loan Note

Exhibit G.

Form of Solvency Certificate

Exhibit H.

Form of LC Request

v

Exhibit I.

Form of Borrower Accession Notice

Exhibit J.

Forms of Extension Notices

Part A - Form of Extension Request Notice

Part B - Form of Extension Request Acceptance Notice

Exhibit K.

Forms of U.S. Tax Compliance Certificates

Part A - Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Part B - Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Part C - Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Part D - Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit L.

Form of Sustainability Pricing Certificate

SENIOR UNSECURED SUSTAINABILITY-LINKED REVOLVING CREDIT AGREEMENT

This Senior Unsecured Sustainability-Linked Revolving Credit Agreement (this “Agreement” or “Credit Agreement”), dated as of April 29, 2022 is among TEVA PHARMACEUTICAL INDUSTRIES LIMITED, an Israeli company registered under no 52-0013-954, the registered address of which is at Dvora HaNevia St. 124, Tel Aviv, Israel (the “Company” or “Parent”), TEVA PHARMACEUTICALS USA, INC., a Delaware corporation, the principal office of which is at 400 Interpace Parkway, Building A, Parsippany, New Jersey 07054, United States of America (“Teva USA” or the “US Borrower”), TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its official seat (statutaire zetel) in Amsterdam, the Netherlands, having its office at Piet Heinkade 107, 1019GM Amsterdam, the Netherlands and registered with the Dutch trade register under number 59012161 (the “Dutch II Borrower”), TEVA PHARMACEUTICAL FINANCE NETHERLANDS III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its official seat (statutaire zetel) in Amsterdam, the Netherlands, having its office at Piet Heinkade 107, 1019GM Amsterdam, the Netherlands and registered with the Dutch trade register under number 64156729 (the “Dutch III Borrower” and, together with the Dutch II Borrower, the “Dutch Borrowers” and each a “Dutch Borrower”), the Additional Borrowers party hereto from time to time, BANK OF AMERICA, N.A., (the “Administrative Agent”), BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY, (the “Sustainability Coordinator”) and the Lenders (as defined below).

The parties hereto agree as follows:

ARTICLE 1	DEFINITIONS AND ACCOUNTING TERMS

Section 1.01	Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan, refers to a Loan which bears interest at a rate determined by reference to the Alternate Base Rate.

“Additional Borrower” means a Swiss Additional Borrower or any wholly-owned Subsidiary that becomes a Borrower under this Agreement in accordance with Section 10.01.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency” means each of Moody’s and S&P.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Aggregate Commitments” means, with respect to any Tranche, the aggregate amount of all of the Lenders’ Commitments under such Tranche.

“Agreed Currency” means Dollars or euros, as applicable.

“Agreement” has the meaning specified in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) Term SOFR for a one-month Interest Period on such day plus 1%; provided that if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month Term SOFR, respectively.

“Alternate Currency Loans” means Loans denominated in Euros.

“Anti-Corruption Laws” means each of the United States Foreign Corrupt Practices Act of 1977, the Israeli Penal Code, 1977 and the U.K. Bribery Act 2010, each as amended and including all regulations thereunder, and all other similar anti-corruption regulations or legislation in other jurisdictions applicable to the Parent or its Subsidiaries.

“Anti-Money Laundering Laws” means all applicable money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority in any jurisdiction applicable to the Parent or its Subsidiaries, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Applicable Authority” means (a) with respect to SOFR, the CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, and (b) with respect to euros, the applicable administrator for EURIBOR or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Applicable Commitment Fee” means, for any day with respect to the undrawn Commitment, the percentages per annum specified in the Rate Table in Annex I hereto in the “Applicable Commitment Fee” row based on the then applicable Rating.

“Applicable Utilization Fee” means, for any day with respect to the Loans and Letters of Credit then currently outstanding, the percentages per annum specified in the Rate Table in Annex I hereto in the “Applicable Utilization Fee” row based on the then aggregate Loans and Letters of Credit then currently outstanding.

“Applicable Margin” means, with respect to each Type of Loan, for any day with respect to any Loan of such applicable Type, the percentages per annum specified in the Rate Table in Annex I hereto in the applicable “Applicable Margin” row for such Type based on the then applicable Rating.

“Applicable Percentage” means, with respect to any Lender under any Tranche, the percentage of the total Aggregate Commitments of all Lenders under such Tranche represented by such Lender’s Commitments under such Tranche. If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the applicable Commitments of such Tranche most recently in effect, giving effect to any assignments.

“Approved Currency” means each of dollars and Euro.

“Approved Electronic Communications” means each Communication that the Parent is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Parent to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new Loan, (ii) any notice pursuant to Section 2.08 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 4 or any other condition to any Loan or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 11.02.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Party” means each of the Documentation Agent and Bookrunners & Mandated Lead Arrangers.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.05), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Parent.

“Availability Period” means, in respect of any Tranche, the period from and including the Effective Date to but excluding the earlier of seven calendar days (or if not a Business Day, the immediately preceding Business Day) prior to the applicable Maturity Date and the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Law” has the meaning set forth in Section 7.01(g).

“Basel III” means “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer” published by the Basel Committee on 16 December 2010, each as amended, supplemental or restated, the “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated, and any other finalised form of further guidance, directives or standards published by the Basel Committee or other relevant committee, agency, authority or central bank that addresses such proposals.

“Basel Committee” means the Basel Committee on Banking Supervision.

“Benchmark Rate” means, for any Loans or Letters of Credit:

(a)	denominated in Dollars, the rate per annum equal to Term SOFR; and

(b)

denominated in Euros, the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in each case, the “EURIBOR Rate”) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period.

Notwithstanding the foregoing, if the Benchmark Rate, determined as provided above, would otherwise be less than zero, then the Benchmark Rate shall be deemed to be zero for all purposes.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bookrunners & Mandated Lead Arrangers” has the meaning set forth on the cover hereof.

“Borrower” or “Borrowers” means each or any of the Parent and each Subsidiary Borrower.

“Borrowing” means Loans of the same Type and currency made, converted or continued on the same date and, in the case of Benchmark Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an euro-denominated Loan, any fundings, disbursements, settlements and payments in Euro in respect of any such euro-denominated Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such euro-denominated Loan, means a Business Day that is also a TARGET Day and a day on which banks are open for foreign exchange business in Paris;

(b) if such day relates to any fundings, disbursements, settlements and payments in respect of Loans denominated in dollars, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in New York, Paris or Zurich (only to the extent relating to a matter involving a Swiss Borrower).

“Capital Markets Indebtedness” means any third party Indebtedness for borrowed money consisting of bonds, debentures, notes or other debt securities that are traded on a public market or broadly syndicated loans or other commercial bank credit facilities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, adoption or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender with, any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives promulgated thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall be deemed to occur upon the occurrence of any one or more of the following:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the voting power or economic interests of the Parent,

(b)

during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or

(c)

the Parent shall cease to directly or indirectly beneficially own and control 100% of the equity interests in any one or more of the Subsidiary Borrowers (provided that, for the avoidance of doubt, the provisions of this clause (c) shall not apply to any Subsidiary Borrower that has been or will contemporaneously be released as a Borrower in accordance with Section 10.02).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender under any Tranche, such Lender’s Revolving Commitment under such Tranche, as the context requires, as applicable (which shall include such Lender’s commitment with respect to Swingline Loans, if any).

“Commitment Fees” has the meaning specified in Section 2.09(a).

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning specified in the preamble hereto.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Cash and Cash Equivalents” means (without duplication), with respect to any Person, the:

(a)	cash on hand or on deposit with any bank of such Person; plus

(b)	all other assets held by such Person that should be classified as “cash equivalents” in accordance with GAAP,

included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP (excluding any such cash or cash equivalents subject to an Encumbrance, other than non-consensual Permitted Encumbrances).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning specified in Section 11.26.

“Credit Exposure” means, with respect to any Lender under any Tranche at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans under such Tranche, as applicable, at such time, expressed as the Dollar Equivalent of any Loan denominated in Euro, and its LC Exposure and Swingline Exposure at such time, in each case under such relevant Tranche, as applicable.

“Credit Extension” means, as the context may require, (i) the making of a Loan by a Lender, (ii) the issuance of any Letter of Credit, or the extension, amendment or renewal of any existing Letter of Credit, by an Issuing Bank, or (iii) the making of a Swingline Loan by a Swingline Lender.

“Creditworthy Entity” has the meaning set forth in Section 11.05(b).

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Loan Documents or any combination of any of the foregoing), unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable failure, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including with respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the applicable Borrower or the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable failure, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the applicable Borrower, to confirm in writing to the Administrative Agent and the applicable Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the applicable Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(e)) upon delivery of written notice of such determination to the applicable Borrower, any Issuing Bank, the Swingline Lender and each Lender.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Determination Date” means, with respect to any Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Issuing Bank was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion.

“Documentation Agent” has the meaning set forth on the cover hereof.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros.

“Dollar Loans” means Loans denominated in dollars.

“Dollars,” “dollars,” “$” or “US$” refers to lawful money of the United States of America.

“Dutch Attorney-in-Fact” shall have the meaning assigned to such term in Section 11.24.

“Dutch Borrower” shall have the meaning assigned to such term in the preamble hereto, together with its permitted successors and assigns.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch Insolvency Event” means any bankruptcy (faillissement), (preliminary) suspension of payments ((voorlopige) surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding), a Dutch Borrower having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“EBITDA” means, for any Test Period, the consolidated income before income taxes of the Parent and its Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP:

(a)

adding thereto (without duplication) the income before income taxes of any Subsidiary or business or assets acquired during that Test Period for the part of that Test Period when it is not a Subsidiary and/or the business or assets were not owned by the Parent or its Subsidiaries, but

(b)	excluding the income before income taxes attributable to any Subsidiary or to any business or assets sold during the Test Period,

(c)	all as adjusted by the following to the extent they occur during the Test Period (without duplication):

(i)	adding back Net Interest Payable;

(ii)

excluding from such income before taxes any extraordinary, unusual or non-recurring expense or loss (including any extraordinary litigation or claim settlement charges or expenses) or gain (together with the tax consequences of such expense or loss or gain, as the case may be), recorded or recognized by the Parent or any Subsidiary during such Test Period;

(iii)	excluding any amount attributed to minority interests to the extent reflected in income before income taxes;

(iv)	adding back depreciation and amortization expenses;

(v)

adding back any non-cash restructuring and non-cash integration costs incurred in respect of restructurings, plant closings, headcount reductions, cost reductions or any other similar action (including, without limitation, with respect to any acquisition) and any other non-cash charges and expenses of the Parent or its Subsidiaries reducing such consolidated income (including, without limitation, compensation expenses realized for the grants of performance shares, stock options, stock purchase rights or other rights to officers, directors and employees of the Parent or any Subsidiary) (but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory);

(vi)	adding back any write-off of deferred financing costs in connection with the prepayment or repurchase of Indebtedness prior to the maturity thereof;

(vii)

adding back any fees, costs and expenses incurred by the Parent or any Subsidiary in connection with the making of any acquisition (including, without limitation, any severance or restructuring costs or expenses, whether or not payable in cash, related to such acquisition), the incurrence of Indebtedness or the issuance of capital stock, whether or not the applicable transaction is consummated;

(viii)	adding back any fees, costs and expenses in connection with the negotiation, execution and/or original syndication of this Agreement;

(ix)

adding back any acquisition related costs, restructuring reserves, adjustments to acquired contingent liabilities and assets, adjustments made for earn-outs and other forms of contingent consideration and adjustments made to acquisition related deferred tax asset and income tax reserves incurred by the Parent or its Subsidiaries in connection with the acquisition of, merger, amalgamation or consolidation with, any Person expensed in computing such consolidated net income to the extent the same would have been capitalized prior to the adoption of Statement of Financial Accounting Standards No. 141R, Business Combinations; and

(x)

taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by the Parent or a Subsidiary during the Test Period, and

(d)

subtracting from such consolidated income before income taxes the aggregate amount of all non-cash items increasing such consolidated income before income taxes (other than accrual of revenue or recording of receivables in the ordinary course of business) for such Test Period.

For purposes of this definition, a gain, expense or loss shall only be deemed as being “extraordinary,” “unusual” or “non-recurring” if either (x) it is classified (in accordance with GAAP) as “extraordinary” or “unusual” on the face of the annual or quarterly consolidated financial statements of the Parent or (y) (i) it is a gain, expense or loss realized during the Test Period that in the good faith judgment of senior management of the Parent is not reasonably likely to recur within the two years following such period and (ii) there has not been another gain, expense or loss identical or similar to such gain, expense or loss realized within the preceding two years.

With respect to any period during which an acquisition or asset sale has occurred (each, a “Subject Transaction”), for purposes of determining the Interest Cover Ratio and the Leverage Ratio, without duplication of clauses (a) and (b) above, EBITDA shall be calculated with respect to such period on a pro forma basis using the historical audited financial statements of any business so acquired (as if such acquisition had been effected on the first day of such Test Period) or sold (as if such sale had been effected immediately prior to the beginning of such Test Period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first Business Day on which the conditions precedent of Section 4.01 are each satisfied in full or waived.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person to whom a Loan, Commitment and other rights and obligations under this Agreement may be assigned in accordance with Section 11.05(b).

“Engagement Letter” means the engagement letter with respect to this Agreement between the Dutch III Borrower, the Parent and the Documentation Agent dated March 30, 2022.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Encumbrance” means mortgage, charge, pledge, lien, assignment by way of security, hypothecation, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having a similar effect.

“Environmental Law” means any statutory or common law, treaty, convention, directive or regulation having legal or judicial effect whether of a criminal or civil nature, concerning the environment, the preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Equity Credit” means equity content or equity credit (or similar or successor classification or treatment).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code, with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Parent or any Subsidiary or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Parent, any Subsidiary or any of their ERISA Affiliates from the Pension Benefit Guaranty Corporation (or any successor entity performing similar functions) or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any of the Parent, any of its Subsidiaries or any of their ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any of the Parent, any of its Subsidiaries or their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security or the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (k) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan which could reasonably be expected to result in liability to any of the Parent or any of its Subsidiaries; and (l) any event similar to any event described in (a) through (k) above but with respect to a Non-US Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” has the meaning assigned thereto in the definition of “Benchmark Rate”.

“EURIBOR Rate” has the meaning assigned thereto in the definition of “Benchmark Rate”.

“Euro,” “euro” or “€” means the single currency of the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“Euro Equivalent” means, as to any amount denominated in dollars as of any date of determination, the amount of Euro that could be purchased with such amount of dollars based upon the rate at which the Administrative Agent offers to sell Euro for dollars in the London foreign exchange market at approximately 11:00 a.m., London time, on such date for delivery two (2) Business Days later.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, or other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States of America, by any state (including any locality or subdivision thereof) or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.15(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.15(a), and (c) any withholding Taxes imposed under FATCA.

“Existing Revolving Credit Facility” means the Company’s existing Senior Unsecured Revolving Credit Agreement among et al. the Parent and Bank of America, N.A., as administrative agent, dated April 8, 2019 (as amended from time to time).

“Extension Request Notice” means a notice by the Parent to the Administrative Agent requesting an extension of the applicable Maturity Date, delivered pursuant to and in accordance with Section 2.07(a), and in the form set out in Part A of Exhibit J.

“Extension Request Acceptance Notice” means a notice by a Lender accepting the Parent’s request to extend the applicable Maturity Date to the First Extension Termination Date or to the Second Extension Termination Date, as the case may be, delivered pursuant to and in accordance with Section 2.07(a), and in the form set out in Part B of Exhibit J.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties or conventions among Governmental Authorities to implement such provisions of the Code.

“FATF Public Statement Jurisdiction” means Iran and North Korea, being the two jurisdictions identified by the Financial Action Task Force (“FATF”) in its June 2018 Public Statement as subject to a FATF call on its members and other jurisdictions (i) to apply enhanced due diligence measures proportionate to the risks arising from the jurisdiction(s); and/or (ii) to apply counter-measures to protect the international financial system from the ongoing and substantial money laundering and financing of terrorism risks emanating from the jurisdiction(s) available at http://www.fatf-gafi.org/publications/high-riskandnon-cooperativejurisdictions/documents/public-statement-june-2018.html.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of

America, N.A. on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes.

“Fee Letter” means the administrative agency fee letter agreement relating to this Agreement among the Parent and the Administrative Agent, as the same may be amended from time to time, and any other document designated as a “Fee Letter” by the Parent and the Administrative Agent, as the same may be amended from time to time.

“Financial Officer” means with respect to any Loan Party, the chief financial officer, principal accounting officer, treasurer or controller of such Loan Party.

“Financing Arrangement” means with respect to the Parent and its Subsidiaries the (i) sale, transfer or other disposition of any of the assets or property owned by the Parent or its Subsidiaries on terms whereby they are leased or re-acquired by the Parent or its Subsidiaries, (ii) sale, transfer or other disposition of any of its receivables on recourse terms, (iii) entering into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, or (iv) entering into any other preferential arrangement having a similar effect, in each case in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing or refinancing all or part of the acquisition of assets or property or the cost of installation, construction or improvement thereof, in each case which results in an Encumbrance on such assets or property.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Date” means the applicable day as of or following the Effective Date when a Credit Extension occurs.

“GAAP” means generally accepted accounting principles in the United States of America. Subject to the provisions of Section 6.02(b), the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (subject to Section 6.02(b)). The Borrower shall give prompt notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders.

“Governmental Authority” means the government of the United States of America, Israel, the Netherlands or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including self-regulatory body), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Parent and its Subsidiaries.

“Guarantor” means the Parent.

“Guaranty” means the Guaranty issued by the Parent pursuant to Article 9 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” of a Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such Indebtedness shall be the lesser of (x) the fair market value of such property at such date of determination (as determined in good faith by the Borrower) and (y) the aggregate principal amount of such Indebtedness of such other Person), (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person; provided that for all purposes under this Agreement, any lease that was classified as an operating lease in accordance with GAAP prior to the issuance of FASB ASU No. 2016-02 shall not constitute a capital lease hereunder (whether or not such lease was in effect on such date), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of drawn letters of credit and drawn letters of guaranty, and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The indebtedness of any Person shall include the indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything contrary in this definition, the Indebtedness of any Person shall not include (A) trade payables; (B) any contingent obligations incurred in connection with undrawn letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness; (C) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business; or (D) obligations in respect of facilities supporting surety and appeal bonds, and similar obligations.

“Indemnified Taxes” means Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.

“Interest Cover Ratio” means, with respect to any Test Period, the ratio of (i) EBITDA for such Test Period to (ii) Net Interest Payable during such Test Period.

“Interest Election Request” means a request by a Borrower to continue a Loan in accordance with Section 2.05, and being in the form of attached Exhibit C or such other form approved by the Administrative Agent and the Parent.

“Interest Payable” means all interest, acceptance commission and any other continuing, regular or periodic costs and expenses in the nature of interest and amortization of debt discount (whether paid, payable or capitalized), incurred by the Parent and its consolidated Subsidiaries in effecting, servicing or maintaining Total Consolidated Debt during a Test Period but excluding exchange differentials; provided, that, with respect to any period during which a Subject Transaction has occurred, for purposes of determining the Interest Cover Ratio, Interest Payable shall be calculated with respect to such period on a pro forma basis using the consolidated financial statements of the Parent and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Benchmark Rate Loan, the last Business Day of the Interest Period applicable to any such Benchmark Rate Loan; provided, however, that if any Interest Period for a Benchmark Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, with respect to any Benchmark Rate Loan, the period commencing on the date such Loan is disbursed, converted or continued as a Benchmark Rate Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice, or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders extending the Credit Extension and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes of this definition, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent continuation or conversion of such Loan. Notwithstanding anything to the contrary in this Agreement, there may not be, and the Borrower shall not permit there to be, more than 15 Interest Periods between the Signing Date and the Maturity Date.

“Interest Receivable” means, in respect of any Test Period, interest and amounts in the nature of interest received during that period by the Parent and its consolidated Subsidiaries, calculated on a pro forma basis (as set forth in the proviso of the definition of Interest Payable) to the extent a Subject Transaction occurred during such Test Period.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Israeli Companies Law” means the Israeli Companies Law, 1999 as amended from time to time and any regulations promulgated thereunder.

“Israeli Rehabilitation and Insolvency Law” means the Israeli Rehabilitation and Insolvency Law, 2018, as amended from time to time, and any regulations promulgated thereunder.

“Issuing Bank” means any Lender which has issued (or caused to be issued by an Affiliate thereof) an outstanding Letter of Credit in accordance with Section 2.19 hereof. Any Lender may, in its discretion, arrange for one or more Letters of Credit required to be issued by it under Section 2.19 hereof to be issued by one of more Affiliates of such Lender, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.20.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.20.

“KPI 1” means, with respect to any calendar year, the number of new regulatory submissions in low and middle-income countries on the World Health Organization (WHO) Model List of Essential Medicines (EML) across six key therapeutic areas (cardiovascular diseases, pediatric oncology, respiratory diseases, diabetes, mental health and pain/palliative care) from January 1, 2022 through and including the end of such calendar year.

“KPI 1 Applicable Rate Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) a positive 0.025% if the KPI 1 for such period as set forth in the KPI Metrics Report is less than the SPT 1 for such period, and (b) negative 0.025% if the KPI 1 for such period as set forth in the KPI Metrics Report is greater than or equal to the SPT 1 for such period.

“KPI 2” means, with respect to any calendar year, Teva’s S&P ESG Score.

“KPI 2 Applicable Rate Adjustment Amount” means, with respect to any period between Sustainability Pricing Adjustment Dates, (a) a positive 0.025% if the KPI 2 for such period as set forth in the KPI Metrics Report is less than the SPT 2 for such period, and (b) negative 0.025% if the KPI 2 for such period as set forth in the KPI Metrics Report is (x) greater than or equal to the SPT 2 for such period and (y) an improvement on the prior year score, provided, however, that no further improvement of the S&P ESG Score shall be required if a score of 62 or above (+50% from baseline score) is achieved.

“KPI Metric” means each of KPI 1 and KPI 2.

“KPI Metrics Assurance Provider” means DNV, or any replacement assurance provider as designated from time to time by the Parent and agreed by the Sustainability Coordinator.

“KPI Metrics Report” means an annual report, the sustainability-related disclosure, that sets forth the calculations for each KPI Metric for a specific calendar year. The KPI Metrics Report, with regard to KPI 1 only, shall be assured by the KPI Metrics Assurance Provider.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, with respect to any Issuing Bank, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the applicable Borrower at such time.

“LC Issuer” means any Lender in its capacity as an issuer of a Letter of Credit pursuant to Section 2.19.

“LC Notice Time” means, with respect to any requested issuance, amendment, renewal or extension of a Letter of Credit, (a) 12.00 pm, New York City time, at least two Business Days (or, if such longer period shall have been requested in writing in advance by the Issuing Bank that is to be the issuer thereof, at least three Business Days) in advance of the requested date of issuance, amendment, renewal or extension or (b) such later time as may be approved by the Issuing Bank that is the issuer thereof as the LC Notice Time with respect to such requested issuance, amendment, renewal or extension.

“LC Request” has the meaning assigned to such term in Section 2.19.

“Lender Party” means any Lender, Swingline Lender and any Issuing Bank.

“Lender Party Appointment Period” has the meaning assigned in Section 8.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes any Swingline Lender.

“Lending Office” means, as to the Administrative Agent, any Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Parent and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate

“Letter of Credit” means any standby letter of credit issued pursuant to Section 2.19 of this Agreement.

“Leverage Ratio” means, with respect to any Test Period, the ratio of (i) Total Consolidated Net Debt for such Test Period to (ii) EBITDA during such Test Period.

“Loan Currency” means the particular Approved Currency in which a particular Loan is denominated (i.e. dollars or Euros).

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Engagement Letter, each Letter of Credit and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loan Notice” means a request by a Borrower for a Loan in accordance with Section 2.03, and being in the form of Part A of Exhibit B or any other form approved by the Administrative Agent.

“Loan Parties” means the Parent and the Subsidiary Borrowers.

“Loans” shall mean, as the context may require, a Revolving Loan or any Swingline Loan made by the Lenders under any Tranche to any of the Borrowers pursuant to this Agreement.

“Material Adverse Effect” means any event or circumstance which:

(a)	is materially adverse to:

(i)	the business, operations or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; or

(ii)	the ability of the Loan Parties to perform their financial obligations (including both payment obligations and compliance with financial covenants) under any Loan Document; or

(b)	affects the validity or the enforceability against any Loan Party of any Loan Document.

“Material Indebtedness” means, Indebtedness (other than the Loans), of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding US$250,000,000 (or its equivalent in other currencies).

“Material Subsidiary” means at any date, (a) any Subsidiary of the Parent that is a Borrower, (b) any Subsidiary of the Parent which, as of the then most recently ended Test Period, contributed 10% or more of the EBITDA over such Test Period, as determined by the Parent acting in good faith, and (c) for the purpose of ascertaining whether an Event of Default has occurred only, any Subsidiary which, when aggregated with all other Subsidiaries that are not otherwise Material Subsidiaries and as to which any event described in the Events of Default clause has occurred and is continuing, would constitute a Material Subsidiary in accordance with the criteria in clause (b) above.

“Maturity Date” means the Tranche A1 Maturity Date, Tranche A2 Maturity Date or Tranche A3 Maturity Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any of the Parent, its Subsidiaries or any of their ERISA Affiliates is then making or accruing an obligation to make contributions; (b) to which any of the Parent, its Subsidiaries or their ERISA Affiliates has within the preceding five plan years made contributions; or (c) with respect to which any of the Parent or its Subsidiaries could incur liability.

“Net Interest Payable” means Interest Payable less Interest Receivable.

“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.

“Non-refundable Portion of Swiss Withholding Tax” shall have the meaning assigned to such term in Section 2.10(f).

“Non-US Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any of the Parent or its Subsidiaries with respect to employees employed outside the United States.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Part C of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Borrower.

“Obligation Currency” shall have the meaning assigned to such term in Section 11.20.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFSI” means the Office of Financial Sanctions Implementation for Her Majesty’s Treasury.

“Original Lenders” means the Persons listed on Schedule 2.01.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, or other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, any Issuing Bank or a Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euro, the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America, N.A. in Europe for Euro to major banks in Europe. Notwithstanding the foregoing, if the Overnight Rate, determined as provided above, would otherwise be less than zero, then the Overnight Rate shall be deemed to be zero for all purposes.

“Parent” has the meaning specified in the preamble hereto.

“Parent’s SEC Documents” means the documents publicly filed with or publicly furnished to the United States Securities and Exchange Commission by the Parent prior to the Signing Date.

“Participant” has the meaning set forth in Section 11.05(d).

“Participant Register” has the meaning set forth in Section 11.05(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Permitted Encumbrances” has the meaning set forth in Section 6.03.

“Permitted Refinancing Indebtedness” means in respect of any Indebtedness or any unutilized commitments for any Indebtedness (“Refinanced Indebtedness”), any new Indebtedness or commitments (“Refinancing Indebtedness”) modifying, refinancing, refunding, renewing, replacing or extending such Refinanced Indebtedness; provided that the principal amount (or accreted value, if applicable) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Refinanced Indebtedness, and fees and expenses reasonably incurred, in connection with such Refinancing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any of the Parent, its Subsidiaries or any of their ERISA Affiliates or with respect to which any of the Parent or its Subsidiaries could incur liability (including under Section 4069 of ERISA).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A., as its prime rate in effect at its principal office in New York, New York. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Professional Lender” has the meaning set forth in Section 11.05(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Parent or any of its Subsidiaries pursuant to which the Parent or such Subsidiary sells, conveys or otherwise transfers to a Securitization Entity, or grants a security interest in for the benefit of a Securitization Entity, any Receivable Assets (whether now existing or arising or acquired in the future), or otherwise contributes to the capital of such Securitization Entity, in a transaction in which such Securitization Entity finances its acquisition of or interest in such Receivable Assets by selling or borrowing against such Receivable Assets; provided that such transaction is non-recourse to the Parent and its Subsidiaries (except for Standard Securitization Undertakings).

“Rating” refers to the credit rating of the Parent in respect of its senior unsecured long-term indebtedness for borrowed money from Moody’s and S&P.

“Receivable Assets” means ordinary course of business accounts receivable of the Parent or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and/or receivables-discount-without-recourse schemes.

“Register” has the meaning set forth in Section 11.05(c).

“Reimbursement Obligations” means the obligations of the Parent and each applicable Borrower under Section 2.19(e) to reimburse LC Disbursements.

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, SOFR, and (b) Euros, EURIBOR, as applicable.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Currency Equivalent” means the Dollar Equivalent or Euro Equivalent, as applicable.

“Required Lenders” means, at any time, Non-Defaulting Lenders having Credit Exposures or unused Commitments, as applicable, representing more than 50% of the sum of the total Credit Exposures or unused Commitments, as applicable, of all Non-Defaulting Lenders at such time.

“Required Tranche Lenders” means, at any time, with respect to decisions relating to Commitments under any particular Tranche, Non-Defaulting Lenders of the applicable Tranche having Credit Exposures or unused Commitments (as applicable) of the applicable Tranche representing more than 50% of the sum of the total Credit Exposures or unused Commitments (as applicable) under the applicable Tranche of all Non-Defaulting Lenders of the applicable Tranche at such time.

“Rescindable Amount” has the meaning as defined in Section 2.16(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means a chief financial officer, treasurer or assistant treasurer of the Parent.

“Restricted Sub-Participation” means a sub-participation of the rights and/or the obligations of a Lender under this Agreement which is not substantially in the form recommended for participations as of the Signing Date by the Loan Market Association or the Loan Syndications and Trading Association and would cause the participant of any such sub-participation to be counted towards the threshold of Swiss Non-Qualifying Banks under the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations.

“Revaluation Date” means:

(a)	with respect to any Loan, each of the following:

(i)	each date of a borrowing of a Benchmark Rate Loan denominated in Euro;

(ii)	each date of a continuation of a Benchmark Rate Loan denominated in Euro; and

(iii)	such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and

(b)	with respect to any Letter of Credit, each of the following:

(i)	each date of issuance of a Letter of Credit denominated in Euro;

(ii)	each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof,

(iii)	each date of any payment by an Issuing Bank under any Letter of Credit denominated in Euro; and

(iv)	such additional dates as the Administrative Agent or an Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Commitment” means, together, the Tranche A1 Revolving Commitments, the Tranche A2 Revolving Commitments and the Tranche A3 Revolving Commitments.

“Revolving Loan” means, together, the Tranche A1 Revolving Loans, the Tranche A2 Revolving Loans and the Tranche A3 Revolving Loans.

“S&P” means S&P’s Global Ratings, a division of McGraw-Hill, Inc., and its successors.

“Sanctions” means any sanction administered, enacted or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Foreign and Commonwealth Office of the United Kingdom or the State of Israel (including through the Ministry of Finance and Ministry of Defence) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.11(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securitization Entity” means a Person (which may include a special purpose vehicle and/or a financial institution) to which the Parent or any Subsidiary transfers Receivable Assets for purposes of a securitization financing, and with respect to which:

(a)

no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity (i) is guaranteed by the Parent or any Subsidiary of the Parent (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent or any Subsidiary of the Parent (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any asset of the Parent or any Subsidiary of the Parent (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivable Assets (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Parent or any Subsidiary of the Parent,

(b)

neither the Parent nor any Subsidiary of the Parent has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Parent or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(c)

neither the Parent nor any Subsidiary of the Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (it being understood that (i) obligations of the Parent or other Subsidiaries to transfer Receivable Assets to the Securitization Entity, (ii) obligations of the Parent or any other Subsidiary to procure such transfers of Receivable Assets to the Securitization Entity, and (iii) Receivable Asset performance measures or credit enhancement measures shall not constitute an obligation to preserve the Securitization Entity’s financial condition or to cause it to achieve certain levels of operating results).

“Signing Date” means April 29, 2022.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means:

(x) with respect to Daily Simple SOFR: 0.11448% (11.448 basis points); and

(y) with respect to Term SOFR:

(i)	0.11448% (11.448 basis points) for an Interest Period of one-month’s duration;

(ii)	0.26161% (26.161 basis points) for an Interest Period of three-month’s duration; and

(iii)	0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

“Solvent” and “Solvency” means (A), with respect to any Person (other than a Person incorporated in Switzerland) on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital or (B), with respect to any Person incorporated in Switzerland on a particular date, that on such date no Swiss Insolvency Event is continuing. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Percentage” means, at any time, in respect of any Total Consolidated Debt which constitutes Specified Subordinated Indebtedness, the highest percentage of Equity Credit accorded by an Agency to such Specified Subordinated Indebtedness at such time in accordance with the rating standards and criteria of the applicable Agency as in effect at the time of issuance of such Specified Subordinated Indebtedness; provided, if following the date of issuance of any Specified Subordinated Indebtedness, Parent receives confirmation from any Agency that, due to any change in the interpretation of such rating standards and criteria occurring or becoming effective after the date of issuance of such Specified Subordinated Indebtedness, the Specified Subordinated Indebtedness will no longer be eligible for the percentage of Equity Credit attributed to the Specified Subordinated Indebtedness on the date of issuance and the Specified Equity Percentage shall be reduced to the then applicable percentage of Equity Credit; provided further that no such reduction shall be effective until the date that is one year following Parent’s receipt of such Agency confirmation.

“Specified Subordinated Indebtedness” of a Person means, at any time, without duplication, any Indebtedness (whether outstanding on the Signing Date or thereafter incurred) which an Agency assigns whole or partial Equity Credit in accordance with the applicable rating standards and criteria of the applicable Agency as in effect at the time of issuance of such Indebtedness; provided, if following the date of issuance of any such Indebtedness Parent receives confirmation from any Agency that, due to any change in the interpretation of such rating standards and criteria occurring or becoming effective after the date of issuance of such Indebtedness, the Indebtedness will no longer be eligible for any Equity Credit, such Indebtedness shall be deemed to be “Specified Subordinated Indebtedness” hereunder until the date that is one year following Parent’s receipt of such Agency confirmation.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euro.

“SPT 1 ” means, with respect to any calendar year, the SPT 1 for such calendar year as set forth in the Sustainability Table; provided that, each year’s SPT 1 is cumulative, aggregating submissions made from January 1, 2022 through and including the end of such calendar year.

“SPT 2” means, with respect to any calendar year, the SPT 2 for such calendar year as set forth in the Sustainability Table.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities reasonably customary (as determined by the Parent acting in good faith) in accounts receivable securitization transactions and/or receivables-discount-without-recourse schemes in the applicable jurisdictions, including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Parent or any Subsidiary.

“Subject Transaction” has the meaning specified in the definition of “EBITDA.”

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all such ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent, (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent and (v) in respect of any company or corporation incorporated in the Netherlands a “dochtermaatschappij” within the meaning of Section 2:24a of the Dutch Civil Code (regardless of whether the shares or voting rights in the shares in such company are held directly or indirectly through another “dochtermaatschappij”). Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Parent.

“Subsidiary Borrower” means Teva USA, the Dutch Borrowers and each Additional Borrower, in each case, until the same has been released as a Borrower in accordance with Section 10.02.

“Successor Rate” has the meaning specified in Section 2.11.“Sustainability Coordinator” has the meaning set forth on the cover hereof.

“Sustainability Pricing Adjustment Date” has the meaning specified in Section 2.22(a).

“Sustainability Pricing Certificate” means a certificate substantially in the form of Exhibit L executed by a Responsible Officer and (a) setting forth the Sustainability Rate Adjustment for the period covered thereby and computations in reasonable detail in respect thereof and (b) attaching (i) true and correct copies of the KPI Metrics Report for the most recently ended calendar year and (ii) a report of the KPI Metrics Assurance Provider confirming that they are not aware of any modifications to the computations included in the KPI Metrics Report that are necessary to allow the KPI Metrics Assurance Provider to provide limited assurance, in accordance with applicable industry standards, in respect of the KPI Metrics Report.

“Sustainability Pricing Certificate Inaccuracy” has the meaning assigned to such term in Section 2.22(d).

“Sustainability Rate Adjustment” means, with respect to any KPI Metrics Report for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the KPI 1 Applicable Rate Adjustment Amount (whether positive, negative or zero), plus (b) the KPI 2 Applicable Rate Adjustment Amount (whether positive, negative or zero), in each case for such period.

“Sustainability Table” means the Sustainability Table set forth on Annex II.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time under a specific Tranche. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure under such Tranche at such time.

“Swingline Lender” means (a) Bank of America, N.A. (or one of its Affiliates appointed by it) in its capacity as lender of Swingline Loans hereunder and (b) any other Swingline Lender appointed by the Parent from time to time with the consent of the Administrative Agent (not to be unreasonable withheld or delayed) upon notification to the Parent and Administrative Agent that it has so agreed to be a Swingline Lender.

“Swingline Loan Notice” means a notice of a Swingline Loan pursuant to Section 2.18(b), which shall be substantially in the form of Part B of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Borrower.

“Swingline Loan” means a Loan made pursuant to Section 2.18.

“Swingline Sub-limit” means, initially, US$180,000,000, provided that if the Parent and any Swingline Lender so agree in writing (each acting in its sole and unfettered discretion), the Swingline Sub Limit may be increased to up to such Swingline Lender’s then available Commitments, it being understood that no Swingline Lender shall be obligated to agree to any such increase.

“Swiss Additional Borrower” means a wholly-owned Subsidiary of the Parent incorporated in Switzerland and/or is a Swiss tax resident for Withholding Tax purposes and is subject to the Swiss Guidelines that becomes a Borrower under this Agreement in accordance with Section 10.01(d).

“Swiss Borrower” means a Borrower incorporated in Switzerland and/or is a Swiss tax resident for Withholding Tax purposes and is subject to the Swiss Guidelines.

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter No. 47 of 25 July 2019 in relation to bonds (Kreissschreiben Nr. 47 “Obligationen” vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), the circular letter No. 15 of 3 October 2017 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober

2017) and the practice note 010-DVS-2019 of 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019—Verrechnungssteuer: Guthaben im Konzern), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Insolvency Event” means, with respect to a Person incorporated in Switzerland:

(a)

that Person being over-indebted (überschuldet) within the meaning of article 725 para. 2 of the Swiss Code of Obligations and its board of directors becoming obliged to notify the competent bankruptcy court unless creditors of that Person subordinate their claims to the claims of all other creditors to the extent such Person is over-indebted;

(b)	that Person suspending or announcing its intention to suspend payments of any of its debts; or

(c)	a moratorium being declared in respect of any of that Person’s indebtedness;

(d)	any corporate action, legal proceedings or other procedure or step (including insolvency proceedings and filings for debtor protection) being taken in relation to:

(i)

the opening of bankruptcy proceedings, a declaration of insolvency, a moratorium of any indebtedness (by way of composition moratorium (Nachlassstundung) or otherwise), winding-up or dissolution of that Person;

(ii)	a composition, compromise or arrangement with any creditor of that Person;

(iii)	the appointment of a liquidator, bankruptcy administrator, composition commissioner or other similar officer in respect of that Person or any of its assets,

or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (d) shall not apply to (i) any corporate action, legal proceeding or other procedure or step which is frivolous or vexatious, (ii) any such procedure or step taken by a creditor against a Person which is contested by that Person in good faith and is discharged, stayed or dismissed within 30 days of commencement.

“Swiss Loan Party” means each Swiss Borrower (if any) and each other Borrower that is a Swiss tax resident for Swiss Withholding Tax purpose and subject to the Swiss Guidelines.

“Swiss Non-Qualifying Bank” means a Person which does not qualify as a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, or, if acting through a branch in accordance with the banking laws in the jurisdiction of such branch, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all in accordance with the Swiss Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Withholding Tax” means any withholding tax in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer) and any successor provision, as appropriate.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007 (or any successor operating system).

“TARGET Day” means any day on which TARGET is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Ten Non-Bank Regulations” means the rule that the aggregate number of creditors (including the Lenders) under the Loans, which are Swiss Non-Qualifying Banks, must not exceed 10 (ten), all in accordance with the meaning of the applicable Swiss Guidelines.

“Term SOFR” means:

(i)

for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(ii)	for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (i) or (ii) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (i) of the definition of Term SOFR.

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 2.11(b)(ii).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” in effect at any time shall mean the period of four consecutive financial quarters of the Parent ended on or prior to such time (taken as one accounting period) in respect of which quarterly or annual financial statements are required to be delivered pursuant to Section 5.01 (without giving effect to any grace periods applicable thereto).

“Teva USA” has the meaning specified in the preamble hereto.

“Total Consolidated Debt” means, as of any date of determination, the aggregate amount of all outstanding Indebtedness of the Parent and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Total Consolidated Net Debt” means, at any date of determination, the Total Consolidated Debt less Consolidated Cash and Cash Equivalents of the Parent and its Subsidiaries, each as determined on a consolidated basis in accordance with GAAP, provided that for purposes hereof

Total Consolidated Debt shall be further reduced by an amount equal to the amount of (x) the Specified Subordinated Indebtedness reflected in Total Consolidated Debt multiplied by (y) the Specified Equity Percentage in respect of such Specified Subordinated Indebtedness.

“Tranche” when used in reference to (a) any Loan, refers to whether such Loan is a Revolving Loan, (b) any commitment, refers to whether such commitment is a Revolving Commitment or (c) any LC Exposure and/or Swingline Exposure, refers to whether such Swingline Loans or Letters of Credit reduce the Revolving Commitment, in each case, under this Agreement.

“Tranche A1 Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto as a Tranche A1 Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party as a Tranche A1 Lender hereto pursuant to an Assignment and Assumption or pursuant to Section 2.07.

“Tranche A1 Maturity Date” means the date that is 4 years from the Signing Date (being April 29, 2026).

“Tranche A1 Revolving Commitment” means, with respect to any Tranche A1 Lender, the commitment of such Tranche A1 Lender to make Tranche A1 Revolving Loans expressed as an amount representing the maximum aggregate amount of such Tranche A1 Lender’s potential Credit Exposure hereunder in respect of Tranche A1 Revolving Loans and to acquire participations in Swingline Loans hereunder, as such commitment may (x) be reduced from time to time pursuant to Sections 2.06 or 2.07, and (y) increased or reduced from time to time pursuant to assignments by or to such Tranche A1 Lender pursuant to Section 11.05. The initial amount of each Tranche A1 Lender’s Tranche A1 Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Tranche A1 Lender shall have assumed its Tranche A1 Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is US$1,800,000,000.

“Tranche A1 Revolving Loan” means a Loan made pursuant to Section 2.01(a) from a Tranche A1 Lender.

“Tranche A2 Lenders” means any Person that shall have become a party hereto as a Tranche A2 Lender pursuant to an Assignment and Assumption or Section 2.07, other than any such Person that ceases to be a party as a Tranche A2 Lender hereto pursuant to an Assignment and Assumption or pursuant to Section 2.07.

“Tranche A2 Maturity Date” means the date that is 5 years from the Signing Date (being April 29, 2027).

“Tranche A2 Revolving Loan” means a Loan made pursuant to Section 2.01(a) from a Tranche A2 Lender.

“Tranche A2 Revolving Commitment” means, with respect to any Tranche A2 Lender, the commitment of such Tranche A2 Lender to make Tranche A2 Revolving Loans expressed as an amount representing the maximum aggregate amount of such Tranche A2 Lender’s potential Credit Exposure hereunder in respect of Tranche A2 Revolving Loans and to acquire participations in Swingline Loans hereunder, as such commitment may (x) be reduced from time to time pursuant to Sections 2.06, and (y) increased or reduced from time to time pursuant to Section 2.07 or pursuant to assignments by or to such Tranche A2 Lender pursuant to Section 11.05. The initial amount of each Tranche A2 Lender’s Tranche A2 Revolving Commitment is set forth in the Extension Request Acceptance Notice pursuant to which such Tranche A2 Lender shall have assumed its Tranche A2 Revolving Commitment in exchange for its Tranche A1 Revolving Commitment or in the Assignment and Assumption pursuant to which such Tranche A2 Lender shall have assumed its Tranche A2 Revolving Commitment. On the Signing Date, the aggregate amount of the Tranche A2 Lenders’ Tranche A2 Revolving Commitments is US$0 (nil).

“Tranche A3 Lenders” means any Person that shall have become a party hereto as a Tranche A3 Lender pursuant to an Assignment and Assumption or Section 2.07, other than any such Person that ceases to be a party as a Tranche A3 Lender hereto pursuant to an Assignment and Assumption.

“Tranche A3 Maturity Date” means the date that is 6 years from the Signing Date (being April 29, 2028).

“Tranche A3 Revolving Loan” means a Loan made pursuant to Section 2.01(a) from a Tranche A3 Lender.

“Tranche A3 Revolving Commitment” means, with respect to any Tranche A3 Lender, the commitment of such Tranche A3 Lender to make Tranche A3 Revolving Loans expressed as an amount representing the maximum aggregate amount of such Tranche A3 Lender’s potential Credit Exposure hereunder in respect of Tranche A3 Revolving Loans and to acquire participations in Swingline Loans hereunder, as such commitment may (x) be reduced from time to time pursuant to Sections 2.06, (y) increased or reduced from time to time pursuant to assignments by or to such Tranche A3 Lender pursuant to Section 11.05 and (z) be increased from time to time pursuant to Section 2.07. The initial amount of each Tranche A3 Lender’s Tranche A3 Revolving Commitment is set forth in the Extension Request Acceptance Notice pursuant to which such Tranche A3 Lender shall have assumed its Tranche A3 Revolving Commitment in exchange for its Tranche A2 Revolving Commitment or in the Assignment and Assumption pursuant to which such Tranche A3 Lender shall have assumed its Tranche A3 Revolving Commitment. On the Signing Date, the aggregate amount of the Tranche A3 Lenders’ Tranche A3 Revolving Commitments is US$0 (nil).

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and the issuance of Letters of Credit.

“Twenty Non-Bank Regulations” means the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of each Swiss Loan Party under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the applicable Swiss Guidelines and Swiss tax laws), such as loans, facilities and/or private placements (including under the Loan Documents) must not at any time exceed 20 (twenty), all in accordance with the meaning of the applicable Swiss Guidelines.

“Type” refers to the distinction between Loans bearing interest at the Alternate Base Rate and Loans bearing interest at the Benchmark Rate.

“UCP” means the Uniform Custom and Practices for Documentary Credits with respect to letters of credit, as then in effect, promulgated by the International Chamber of Commerce (or any successor thereto).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“US Borrower” has the meaning specified in the preamble hereto.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.26.

“US Tax Compliance Certificate” has the meaning specified in Section 2.15(f).

“Utilization Fees” has the meaning specified in Section 2.09(b).

“VAT” means value added tax as provided for by Israel, Switzerland or the Netherlands and any other tax of a similar nature in any jurisdiction.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation (x) any applicable Israeli or foreign statute, law (including any rules or regulations promulgated under any such statute or law), regulation, treaty, rule, official directive, request or guideline of any of the Israeli or foreign national, state, local, municipal, or other governmental, fiscal, monetary or regulatory body, agency, department or regulatory, self-regulatory or other authority or organisation, whether or not having the force of law (but if not having the force of law, one which applies generally to the class or category of financial institutions of which any Lender or the Administrative Agent forms a part and compliance with which is in accordance with the general practice of those financial institutions), including the instructions of Israeli Supervisor of Banks with respect to proper conduct of banking affairs (“Hora’ot Nihul Bankai Takin”) if applicable to any such Person and (y) any applicable decision of any competent court or other judicial body, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) as used herein, the obligation of any Loan Party under this Agreement or any other Loan Document in respect of interest accruing under this Agreement or the other Loan Documents shall be deemed to include without limitation any interest accruing during the pendency of, or after the filing of any petition in respect of, any bankruptcy, insolvency, receivership or other similar proceeding, (including, with respect to the Company: (i) an application for a stay of proceedings pursuant the Israel Companies Law or the Israeli Insolvency and Rehabilitation Law, (ii) an application for a commencement of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency and Rehabilitation Law; and (iii) commencement of protected negotiations (“masa u-matan mugan”) with any of its creditors pursuant to the Israeli Insolvency and Rehabilitation Law) regardless of whether allowable or allowed in such proceeding, and (h) in this Agreement, where it refers to a Dutch Borrower, a reference to (i) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention-of-title arrangement (eigendomsvoorbehoud), a right of retention (recht van retentie), right to reclaim goods (recht van reclame), privilege (voorrecht) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht), (ii) a director in relation to a Dutch Borrower, means a managing director (bestuurder) and board of directors means its management board (bestuur), (iii) an insolvency, liquidation or administration includes a Dutch Borrower being declared bankrupt (failliet verklaard) or dissolved (ontbonden), (iv) a moratorium includes surseance van betaling and being subject to a moratorium includes surseance verleend, (v) any insolvency, liquidation or administration or any steps taken in connection therewith include a Dutch Borrower having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or section 23 of the Sectoral Pension Fund (Obligatory Membership) Act 2000 (Wet verplichte deelneming in een bedrijf pensioenfonds 2000), (vi) a liquidator, a receiver or trustee in bankruptcy includes a (beoogd) curator, (vii) an administrator includes a (stille) bewindvoerder, (viii) an attachment refers to an “executoriaal beslag” and attaching or taking possession of (any of those terms) includes “beslag leggen”, (ix) a necessary action to authorise where applicable, includes without limitation: (a) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and (b) obtaining an unconditional positive advice (advies) from the competent works council(s) if a positive advice is required pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden); (x) a merger includes a juridische fusie and a demerger includes a juridische splitsing; (xi) wilful misconduct means opzet; (xii) gross negligence means grove schuld and negligence means schuld, (xiii) the Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of the Netherlands, (xiv) terms such as “liquidation”, reorganization”, “administration”, “receivership”, “winding-up”, “dissolution” and terms of similar import, for purposes of a Swiss Borrower shall be deemed to include a postponement of the declaration of bankruptcy in accordance with Article 725a of the Swiss Code of Obligations, a composition suspension (Nachlasstundung) and composition proceeding (Nachlassverfahren) pursuant to Articles 293 et seq. of the Swiss Federal Debt Collection and Bankruptcy Statute (and terms such as “receiver”, “administrator”, “liquidator”, “custodian” and “trustee” and terms of similar import shall be deemed to include an administrator of the bankrupt estate (Konkursverwalter), composition officer (Sachwalter) or liquidator (Liquidator)), (xv) with respect to the Company, terms such as “liquidation”, reorganization”, “administration”, “receivership”, “winding-up”, “dissolution”, “moratorium” and terms of similar import, shall be deemed to include (A) a stay of proceedings pursuant to the Israeli Companies Law or the Israeli Insolvency and Rehabilitation Law (and an application therefor), (B) a commencement of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency and Rehabilitation Law (and an application therefor), and (C) commencement of protected negotiations (“masa u-matan mugan”) with any of its creditors pursuant to the Israeli Insolvency and Rehabilitation Law, (xvi) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person and (xvii) any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03	Accounting Terms; GAAP

All accounting terms not specifically defined shall be construed in accordance with GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof, subject to Section 6.02.

Section 1.04	Resolution of Drafting Ambiguities

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE 2	THE CREDITS

Section 2.01	Commitments

Subject to the terms and conditions set forth herein each Lender severally agrees to make Revolving Loans (denominated in dollars or Euro, as the applicable Borrower may request in accordance herewith) to the Borrowers from time to time on any Business Day during the applicable Availability Period in an aggregate principal amount that will not result in (i) such Lender’s applicable Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total applicable Credit Exposures exceeding the total Revolving Commitments; provided that such Revolving Loans shall be applied pro rata from the then current Tranche A1 Revolving Commitments, Tranche A2 Revolving Commitments and Tranche A3 Revolving Commitments.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02	Loans

(a)

Each Loan (other than a Swingline Loan) shall consist of Revolving Loans of the same type and be made by the applicable Lenders ratably across all then existing Commitments in accordance with their respective Commitments available for Loans (for the avoidance of doubt, as reduced by any deemed utilization under Section 2.19(b)). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)

Subject to Sections 2.11 and 2.12, each Loan (other than a Swingline Loan) shall consist entirely of Dollar Loans or Alternate Currency Loans as the applicable Borrower may request in accordance herewith. Each Lender (and each Issuing Bank in the case of a Letter of Credit) at its option may make any Loan (or issue a Letter of Credit, as applicable) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (or issue such Letter of Credit, as the case may be); provided that any exercise of such options shall not affect the obligation of the applicable Borrowers to repay such Loan (or reimburse such Letter of Credit, as the case may be) in accordance with the terms of this Agreement. If requested by the Administrative Agent, each Lender so requested shall promptly provide to the Administrative Agent an Administrative Questionnaire, which shall among other things, specify the Lending Office to be used by such Lender.

(c)

Except in the case of Loans deemed made pursuant to Section 2.19(e), each borrowing, conversion or continuation of Loans hereunder shall be in an aggregate amount that is an integral multiple of US$5,000,000 and not less than US$10,000,000 (or, in the case of an Alternate Currency Loan, the Euro Equivalent thereof). Loans of more than one applicable Loan Currency, Type and/or applicable Interest Periods may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Loans outstanding.

(d)

Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Loan if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03	Requests for Loans

To request a Loan (other than a Swingline Loan), the applicable Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Benchmark Rate Loan denominated in Dollars, not later than 12:00 noon, New York City time, two Business Days before the date of the proposed Loan, (b) in the case of a Benchmark Rate Loan denominated in Euro, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Loan, or (c) in the case of an ABR Loan, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Loan. Each such Loan Notice shall be delivered by hand delivery, fax or emailed pdf of the Loan Notice, signed by the applicable Borrower. Following such confirmation, the Loan Notice shall be irrevocable and binding on the Borrower. Each such written Loan Notice shall specify the following information in compliance with Section 2.02:

(i)	the name and jurisdiction of the applicable Borrower;

(ii)	the aggregate principal amount of the requested Loan;

(iii)	the date of such Loan, which shall be a Business Day;

(iv)	the applicable Loan Currency for such Loan (which shall be Dollars for any ABR Loan);

(v)	the Type of Loans to be borrowed (ABR or Benchmark Rate);

(vi)	in the case of a Benchmark Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii)	that the conditions set forth in Sections 4.01 and 4.02 have been satisfied in full as of the date of the notice; and

(viii)	the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Loan Currency of a requested Loan is specified, then such Loan shall be a Dollar Loan. If no election as to the Type of Loan is specified then the applicable Loan shall be made as an ABR Loan. If any Borrower requests a borrowing of Benchmark Rate Loans, but fails to specify an Interest Period, such Borrower will be deemed to have specified an Interest Period of one month’s duration. Promptly following receipt of a Loan Notice in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan.

For the avoidance of doubt, the Loan Notice in respect of the initial Credit Extension may be delivered at any time from and after the execution and delivery of this Agreement by the parties hereto, regardless of whether the Effective Date has occurred, and though no Credit Extensions may occur until the Effective Date and until after the other applicable conditions have been waived or satisfied in accordance with this Agreement, the other duties and obligations of the parties hereto shall apply from and after the execution and delivery of this Agreement by the parties hereto (and for the avoidance of doubt from and after such execution and delivery, Commitment Fees and Utilization Fees shall begin to toll and Sections 2.12, 2.13, 2.14, 2.15 and 11.04 shall apply).

Section 2.04	Funding of Loans

(a)

Each Lender shall make each Loan (other than a Swingline Loan, which Swingline Loans shall be made as provided in Section 2.18 and except in the case of Loans deemed made pursuant to Section 2.19(e)) to be made by it hereunder on the proposed Funding Date (to the extent a Loan is being made) by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will (subject to receipt of the same from the Lenders and the prior or concurrent satisfaction or waiver of the conditions precedent set forth in Sections 4.01 and 4.02 make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the applicable Borrower in the applicable Loan Notice on the applicable Funding Date; provided that if on the date of any borrowing of any Revolving Loans, any Swingline Loans made to any Borrower or LC Disbursements for the account of any Borrower shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to the applicable Borrower as provided above. For the avoidance of doubt, if the Administrative Agent does not receive the funds from the Lenders to the extent contemplated in this paragraph, the Administrative Agent shall not be obliged to make an equivalent amount available to the Borrower.

(b)

Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may (but is not required to) assume that such Lender has made such share available on such date in accordance with this Section 2.04 and may (in its sole discretion), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such

Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing and (ii) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to ABR Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05	Interest Elections

(a)

Each Loan initially shall be of the Type specified in the applicable Loan Notice and, in the case of Benchmark Rate Loans, shall have an initial Interest Period as specified in such Loan Notice or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Loan to a different Type or to continue such Loan and, in the case of a Benchmark Rate Loan, may elect Interest Periods therefor, all as provided in this Section; provided, however, that any conversion of Benchmark Rate Loans into ABR Loans shall be made only on the last day of an Interest Period for such Benchmark Rate Loans, any conversion of ABR Loans into Benchmark Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no conversion of Loans shall result in more separate Loans than permitted under Section 2.02(c). The applicable Borrower may elect different options with respect to different portions of the affected Loan, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Loan, and the Loans comprising each such portion shall be considered a separate Loan. This Section 2.05 shall not apply to Swingline Loans, which shall at all times be US dollar denominated ABR Loans and may not be converted or continued.

(b)

To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election in writing by the time that a Loan Notice would be required under Section 2.03 if such Borrower were requesting a Loan of the applicable Loan Currency. Each such written Interest Election Request shall be delivered to the Administrative Agent and signed by the applicable Borrower. Following such delivery, the Interest Election Request shall be irrevocable.

(c)	Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)

the Loan to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Loan);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Loan is to be an ABR Loan or a Benchmark Rate Loan; and

(iv)

if the resulting Loan is a Benchmark Rate Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a conversion to or continuation of any Benchmark Rate Loans but does not specify an Interest Period, then the applicable Borrower shall be deemed:

(i)	to have selected an Interest Period of one month’s duration, with regard to Euro denominated Benchmark Rate Loans; or

(ii)	to have converted the Loans to ABR Loans, with regard to dollar denominated Benchmark Rate Loans,

in each case, which under no circumstances may continue after the relevant Maturity Date.

(d)	Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Loan.

(e)

If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, the Administrative Agent shall forthwith so notify such Borrower whereupon each such Benchmark Rate Loan shall, subject to Sections 2.11 and 2.13, continue with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default under Sections 7.01(a), (b), (g) or (h) has occurred and is continuing, and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent, then, so long as an Event of Default under Sections 7.01(a), (b), (g) or (h) is continuing, on the last day of the then current Interest Period in respect thereto, (i) no outstanding Loans may be converted to or continued as a Benchmark Rate Loan, (ii) unless repaid, each Dollar Loan shall automatically convert into an ABR Loan, and (iii) unless repaid, each Alternate Currency Loan shall be redenominated into Dollar Loans in the amount of the Dollar Equivalent thereof and then subject to the provisions of the immediately preceding clause (ii). Any automatic conversion to ABR Loans pursuant to this Agreement shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Benchmark Rate Loans.

Section 2.06	Termination and Reduction of Commitments

(a)	Unless previously terminated:

(i)	the Tranche A1 Revolving Commitments shall terminate on the Tranche A1 Maturity Date,

(ii)	the Tranche A2 Revolving Commitments shall terminate on the Tranche A2 Maturity Date, and

(iii)	the Tranche A3 Revolving Commitments shall terminate on the Tranche A3 Maturity Date

(and for the avoidance of doubt all commitments to provide Swingline Loans and Letters of Credit under any such applicable Tranche shall terminate as well).

(b)

The Parent may at any time terminate in whole, or from time to time reduce in part, the Commitment in respect of any Tranche; provided that (i) each such reduction or termination of a Revolving Commitment shall be pro rata across the then current Tranche A1 Revolving Commitments, the Tranche A2 Revolving Commitments and the Tranche A3 Revolving Commitments, (ii) each reduction of the applicable Commitment shall be in an amount that is an integral multiple of US$5,000,000 and not less than US$10,000,000 and (iii) the Parent shall not terminate or reduce such Commitment if, after giving effect to any concurrent prepayment of the applicable Loan in accordance with Section 2.08, (A) the Credit Exposure of any Lender under such Tranche would exceed its then available Commitment under such Tranche or (B) the sum of the Credit Exposures under such Tranche would exceed the then available Aggregate Commitments under such Tranche.

(c)

The Parent shall notify the Administrative Agent of any election to terminate or partially reduce any Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent pursuant to this Section shall be irrevocable; provided that a notice of termination of such Commitment delivered by the Parent may state that such notice is conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Commitment shall be permanent. Each reduction of Commitments shall be made ratably among the applicable Lenders under such Tranche in accordance with their respective Commitments thereunder.

Section 2.07	Repayment of Loans; Evidence of Debt

(a)

Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the ratable account of each applicable Lender under the applicable Tranche, the then unpaid principal amount of each applicable Revolving Loan made to it (and all accrued and unpaid interest thereon) on the applicable Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the applicable Maturity Date and 7 calendar days after such Swingline Loan is made; provided that on each date that a borrowing of Revolving Loans is made, all Swingline Loans then outstanding shall be repaid. If the Credit Exposure in respect of any Tranche at any time exceeds the Aggregate Commitments under such Tranche, the Borrowers shall comply with Section 2.08(a) in respect of such Tranche. All payments or repayments of Loans made pursuant to this Section 2.07(a) shall be made in the Loan Currency in which such Loan is denominated.

Unless an Event of Default then exists, the Parent may request (a) within the first 24 months after the Signing Date (the “First Extension Period”) that the Tranche A1 Lenders extend the applicable Maturity Date for an additional 12 months beyond the Tranche A1 Maturity Date to the Tranche A2 Maturity Date by exchanging all or a portion of their applicable Tranche A1 Revolving Loans and/or Tranche A1 Revolving Commitments for Tranche A2 Revolving Loans and/or Tranche A2 Revolving Commitments and (b) within the third 12 months after the Signing Date (the “Second Extension Period”) that the Tranche A2 Lenders extend the applicable Maturity Date for an additional 12 months beyond the Tranche A2 Maturity Date to the Tranche A3 Maturity Date by exchanging all or a portion of their applicable Tranche A2 Revolving Loans or Tranche A2 Revolving Commitments for Tranche A3 Revolving Loans and/or Tranche A3 Revolving Commitments, in each case, by delivery of an Extension Request Notice to the Administrative Agent at least 30 days prior to the end of the First Extension Period, in the case of clause (a), and at least 30 days prior to the end of the Second Extension Period, in the case of clause (b).

Any Tranche A1 Lender wishing to extend all or a portion of its Tranche A1 Revolving Commitment (or Tranche A1 Loan) to the Tranche A2 Maturity Date and any Tranche A2 Lender wishing to extend all or a portion of its Tranche A2 Revolving Commitment (or Tranche A2 Loan) to the Tranche A3 Maturity Date, may in its sole discretion deliver an Extension Request Acceptance Notice to the Administrative Agent confirming such extension with respect to all or a portion of its Tranche A1 Revolving Commitment (or Tranche A1 Loan) or Tranche A2 Revolving Commitment (or Tranche A2 Loan), as applicable, on or prior to the last Business Date of the First Extension Period or of the Second Extension Period, as applicable. To the extent (i) any Tranche A1 Lenders deliver such Extension Request Acceptance Notice to the Administrative Agent, all or a portion of such Tranche A1 Lenders’ Tranche A1 Revolving Commitment (or Tranche A1 Loan) shall automatically be deemed (without any further action) a Tranche A2 Revolving Commitment (or Tranche A2 Loan) of the same Lender who shall from such date be classified as a Tranche A2 Lender in respect of such Tranche A2 Revolving Commitment (or Tranche A2 Loan) and (ii) any Tranche A2 Lenders deliver such Extension Request Acceptance Notice to the Administrative Agent, all or a portion of such Tranche A2 Lenders’ Tranche A2 Revolving Commitment (or Tranche A2 Loan) shall automatically be deemed (without any further action) a Tranche A3 Revolving Commitment (or Tranche A3 Loan) of the same Lender who shall from such date be classified as a Tranche A3 Lender in respect of such Tranche A3 Revolving Commitment (or Tranche A3 Loan).

For the avoidance of doubt, it being understood that any such extension shall be at the sole discretion of each Lender acting on its own and shall only apply to Loans or Commitments of Lenders that deliver an Extension Request Acceptance Notice. Any Lender that does not so deliver an Extension Request Acceptance Notice shall be referred to as a “Non-Extending Lender”. In connection with any such extension, to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then, upon the reasonable request of the Administrative Agent or any Lender, the Borrower shall deliver to the Administrative Agent and any such Lender a Beneficial Ownership Certification prior to the effectiveness of such extension in form and substance reasonably satisfactory to the Administrative Agent and any such Lender.

(b)

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)

The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche, Type and Loan Currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)

The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)

Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of revolving loan note or swingline loan note, as applicable (each, a “Note”), attached hereto as Exhibits E or F, as applicable. Thereafter (but without derogating from paragraphs (b), (c) and (d) above), the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08	Prepayment of Loans

(a)	The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

In the event and on such occasion that:

(i)	the Credit Exposure in respect of any Tranche of any Lender exceeds:

(A)	105% of the such Lender’s Commitment under such Tranche solely as a result of currency fluctuations; or

(B)	such Lender’s Commitment under such Tranche (other than as a result of currency fluctuations); or

(ii)	the aggregate Credit Exposure in respect of any Tranche of the Lenders under such Tranche exceeds:

(A)	105% of the aggregate Commitments under such Tranche solely as a result of currency fluctuations; or

(B)	the aggregate Commitments under such Tranche (other than as a result of currency fluctuations),

the Borrowers shall prepay borrowings of Revolving Loans under such Tranche or borrowings of Swingline Loans, if applicable (or, if no such borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.19(j)) in an aggregate amount equal to such excess.

(b)

The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of the proposed date and the principal amount of any prepayment hereunder (w) in the case of Benchmark Rate Loans denominated in Dollars, not later than 11:00 a.m., New York City time, at least three Business Days prior to the date of prepayment, (x) in the case of Benchmark Rate Loans denominated in Euros, not later than 11:00 a.m., New York City time, at least three Business Days prior to the date of prepayment, (y) in the case of ABR Loans (other than Swingline Loans), not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (z) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the applicable Tranche (or portion thereof) being prepaid and the principal amount of each Loan or portion thereof to be prepaid; provided that any such notice of voluntary prepayment may be conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Loan (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Loan shall be in an amount that is an integral multiple of US$5,000,000 and not less than US$10,000,000 (or, in the case of an Alternate Currency Loan partial prepayment, the Euro Equivalent thereof). Each prepayment of a Loan shall be applied ratably to the Loans of such Tranche included in the prepaid Loan of such Tranche. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(c)	If a Change of Control occurs:

(i)	the Parent shall promptly notify the Administrative Agent upon becoming aware of that event;

(ii)	no Lender shall be obliged to fund any Loans or issue or fund any Letters of Credit; and

(iii)

if a Lender so requires and notifies the Administrative Agent and the Parent within 30 days of the Parent notifying the Administrative Agent of the event, the Administrative Agent shall, by not less than thirty days notice to the Parent, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Loan Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable and the Parent shall arrange for the return of all outstanding Letters of Credit issued by such Lender (or, instead, deposit in a cash collateral account with the Administrative Agent pursuant to Section 2.19(j), in the name of the Administrative Agent and for the benefit of such Lender, an amount in cash equal to 105% of the LC Exposure of such Lender (in its capacity as Issuing Bank) as of such date plus any accrued and unpaid interest thereon).

Section 2.09	Fees

(a)

Commitment Fee. The Parent agrees to pay to the Administrative Agent for the account of each Non-Defaulting Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Commitment Fee per annum on the actual daily unused amount of each Revolving Commitment of such Non-Defaulting Lender during the period from and including the date hereof to but excluding the date on which any such Commitment terminates. Accrued Commitment Fees shall be payable quarterly in arrears (A) on the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which any such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the Credit Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose) (including for the avoidance of doubt, as reduced by any deemed utilization under Section 2.19(b)).

(b)

Utilization Fee. The Parent agrees to pay to the Administrative Agent for the account of each Non-Defaulting Lender utilization fees (the “Utilization Fees”) equal to the Applicable Utilization Fees on all Loans or Letters of Credit outstanding, on each day that Loans or Letters of Credit are outstanding. The Utilization Fees shall be due and payable quarterly in arrears (A) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date hereof, and (B) on the date on which any such Loan is repaid or Letter of Credit is no longer outstanding. Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Utilization Fee shall be calculated quarterly in arrears. For the avoidance of doubt, the Utilization Fee is separate from and in addition to the Applicable Margin or Commitment Fee.

(c)	The Parent agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Fee Letter, in accordance with the terms thereof.

(d)

The Parent and the applicable Borrower with respect to Letters of Credit issued on behalf such Borrower jointly agree to pay to the Administrative Agent for the account of each Lender that is an Issuing Bank a Letter of Credit fee (“LC Fee”) with respect to Letters of Credit issued by such Issuing Bank, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Benchmark Rate Loans pursuant to Section 2.10 on such Issuing Bank’s LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, as well as the applicable Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the applicable Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)

All fees payable hereunder shall be paid on the dates due, in immediately available funds in dollars to the Administrative Agent and, in the case of the Commitment Fee and the LC Fee, for distribution, if and as appropriate, among the Lenders or the applicable Lenders. Once paid, none of the fees shall be refundable under any circumstances.

Section 2.10	Interest

(a)

Each Borrower shall pay interest on the unpaid principal amount of each Loan owing by such Borrower to the Lenders from the date of such Loan until such principal amount shall be paid in full, as follows:

(i)

ABR Loans. During such periods as such Loan (including each Swingline Loan) is an ABR Loan, at a rate per annum equal at all times to the sum of (x) the Alternate Base Rate plus (y) the Applicable Margin.

(ii)

Benchmark Rate Loans. During such periods as such Loan is a Benchmark Rate Loan, at a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Benchmark Rate for such Interest Period for such Loan plus (y) the Applicable Margin.

(b)

Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Dollar Loans as provided in paragraph (a)(i) of this Section.

(c)

Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitment; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the applicable Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Benchmark Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)

All interest hereunder shall be computed on the basis of a year of 360 days,except that interest computed by reference to the Alternate Base Rate at timeswhen the Alternate Base Rate is based on the Prime Rate shall be computed onthe basis of a year of 365 days (or 366 days in a leap year), and in each case shall bepayable for the actual number of days elapsed (including the first day but excludingthe last day). The applicable Alternate Base Rate or Benchmark Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)	All interest paid or payable pursuant to this Section shall be paid in the Loan Currency in which the Loan giving rise to such interest is denominated.

(f)

This Section 2.10(f) will apply only in respect of payments to be made by a Swiss Loan Party. For purposes of this Section 2.10(f), the term “Lender” shall be deemed to include the Administrative Agent, each Lender and each Issuing Bank.

(i)	The various rates of interests and fees provided for in this Agreement (including, without limitation, under this Section 2.10) are minimum interest and/or fee rates.

(ii)

When entering into this Agreement, each party hereto has assumed that the payments required under this Agreement are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest, fees or other payments by a Swiss Loan Party, the rate of such payment of such amounts due by such Swiss Loan Party (the “Relevant Amount”) shall, subject to the provisions of this Agreement, be increased to a rate which (after making any deduction of the Non-refundable Portion of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due if no deduction of Swiss Withholding Tax had been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up amount.

(iii)

For the purpose of this Section 2.10(f), “Non-refundable Portion of Swiss Withholding Tax” shall mean an amount equal to the amount of Swiss Withholding Tax on the Relevant Amount at the standard rate (being, as at the date of this Agreement, 35%) unless the Swiss Federal Tax Administration confirms to the applicable Swiss Loan Party in writing that, in relation to a specific Lender based on an applicable double taxation treaty, the applicable Swiss Withholding Tax rate is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.

(iv)

For the avoidance of doubt, the applicable Swiss Loan Party shall be required to make an increased payment to a specific Lender under clause (ii) above in connection with the imposition of a Swiss Withholding Tax even if there is a lack of compliance with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations.

(v)

If requested by the Administrative Agent, the applicable Swiss Loan Party shall provide to the Administrative Agent those documents which are required by law and applicable double taxation treaties to be provided by the payor of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to a Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the applicable Swiss Loan Party; provided, however, that (A) the applicable Swiss Loan Party has fully complied with its obligations under this Section 2.10(f); (B) the relevant Lender may determine, in its sole discretion, consistent with the policies of such Lender, the amount of the refund attributable to Swiss Withholding Tax paid by the applicable Swiss Loan Party; (C) nothing in this Section 2.10(f) shall require the Lender to disclose any confidential information to the applicable Swiss Loan Party (including, without limitation, its tax returns); and (D) no Lender shall be required to pay any amounts pursuant to this clause (v) at any time during which a Default or Event of Default exists.

(vi)

Unless an Event of Default then exists if (x) (A) any Lender representing under Section 11.23 that it is a Swiss Qualifying Bank and such representation shall prove to have been untrue when made, (B) any participant pursuant to a Restricted Sub-participation that is not consented to by the Parent shall be a Swiss Non-Qualifying Bank or (C) any Lender that was a Swiss Qualifying Bank when it became a party to this Agreement shall thereafter become a Swiss Non-Qualifying Bank as a result of its own action (excluding, for the avoidance of doubt, as a result of a Change in Law in Switzerland or in such Lender’s jurisdiction), and (y) the result of any such occurrence, event or action is to cause the non-compliance by the applicable Swiss Loan Party with the Ten Non-Bank Regulations (any such Lender or participant pursuant to a Restricted Sub-participation, as applicable, to which preceding clauses (x) and (y) apply, a “Swiss Excluded Lender”), then such Swiss Excluded Lender shall not be entitled to receive any “gross-up” or increased rate payments pursuant to this Section 2.10(f) or Section 2.15 with respect to the resulting Swiss Withholding Tax in connection with the Ten Non-Bank Regulations or the Twenty Non-Bank Regulations.

Section 2.11	Inability to Determine Benchmark Rates; Replacement of Relevant Rate or Successor Rate

(a)

If in connection with any request for a Benchmark Rate Loan Borrowing or a conversion of ABR Loans to Term SOFR Loans or a continuation of any such Benchmark Rate Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the affected Benchmark Rate has been determined in accordance with clause (b) and the circumstances under clause (b)(i) or the Scheduled Unavailability Date has occurred (as applicable) with respect to the affected Benchmark Rate (as applicable), or (B)

adequate and reasonable means do not otherwise exist for determining the affected Benchmark Rate for any determination date(s) or requested Interest Period, as applicable, with respect to the affected Benchmark Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason the affected Benchmark Rate for any requested determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower, Parent and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain affected Benchmark Rate Loans, or convert ABR Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first paragraph in this clause (a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of a Benchmark Rate Loan of the affected type to the extent of the affected Benchmark Rate Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Alternate Currency Loans, at the Parent’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternate Currency Loan at the end of the applicable Interest Period, or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Parent by the last day of the current Interest Period for the applicable Loan, the Parent shall be deemed to have elected clause (1) above.

(b)

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent) that the Parent or Required Lenders (as applicable) have determined, that:

(i)

(x) with respect to Loans denominated in Dollars, adequate and reasonable means do not exist for ascertaining one month, three month or six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary and (y) with respect to Loans denominated in any other Agreed Currency, adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)

(x) with respect to Loans denominated in Dollars, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”) and (y) with respect to Loans denominated in any other Agreed Currency, the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii)

with respect to Loans denominated in an Agreed Currency other than Dollars, syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Agreed Currency;

then, (X) (a) in the case of Term SOFR only, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”), and (b) if the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis; or (Y) (i) in the case of EURIBOR, (ii) in the case of Term SOFR only, if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (iii) if the events or circumstances of the type described in clauses (i), (ii) or (iii) above have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Parent may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.11 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, shall constitute a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Parent and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.11, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans shall be excluded from any determination of Required Lenders.

Section 2.12	Increased Costs

(a)	Increased Costs Generally. If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)

subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it or Letter of Credit (as applicable) issued by it, or its commitments, or other obligations (including participations in any Swingline Loans or Letters of Credit), or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes, Other Taxes, Taxes described in clauses (b) through (c) of the definition of Excluded Taxes, Connection Income Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank and without double counting any amounts otherwise compensated or paid or amounts that would otherwise be excluded under Section 2.10(f)); or

(iii)	impose on any Lender or Issuing Bank any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit (as applicable) or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or Swingline Loan (or of maintaining its obligation to participate in or to issue any Letter of Credit or Swingline Loan), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Parent will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered. A certificate of such Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank shall be delivered to the Parent and shall be conclusive absent manifest error. Such Lender or Issuing Bank shall use commercially reasonable efforts to deliver such certificate promptly after such additional costs are incurred or reduction suffered. The Parent shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 15 days after receipt thereof.

(b)

The Parent shall pay (or cause the applicable Borrower to pay) to any Lender or Issuing Bank, as long as such Lender or Issuing Bank or its holding company shall be required to comply with any reserve ratio requirement, capital or liquidity requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or Letters of Credit or the funding of the Benchmark Rate Loans, such additional costs or reduced rate of return (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs or reduced rate of return allocated to such Commitment or Loan or Letters of Credit by such Lender or Issuing Bank or its holding company (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan or Letters of Credit, provided the Parent shall have received at least 15 days’ prior notice of such additional costs from such Lender or Issuing Bank. If such Lender or Issuing Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 15 days from receipt of such notice.

(c)

Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Parent and the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Parent of the Change in Law or other factor giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law or other factor giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13	Illegality

Notwithstanding any other provision of this Agreement, (a) if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender, Issuing Bank or any of their respective Affiliates to perform its obligations hereunder or to fund any Loans or issue or maintain any Letter of Credit (including without limitation any action in accordance with or as contemplated by the EU Bank Recovery and Resolution Directive (2014/59/EU) or any successor thereto) or (b) if as a result of any merger, consolidation, amalgamation or acquisition by or of the Parent or any Subsidiary with, into or of another Person it is or becomes unlawful due to group or company lending limitations or other similar limitations under Israeli law (or rule, regulation or interpretation thereof or any rules, regulations or interpretations of the Bank of Israel) for any Lender, Issuing Bank or any of their respective Affiliates to perform its obligations hereunder or to fund any Loans or issue or maintain any Letter of Credit (each of clauses (a) and (b), an “Illegality”), then (x) such Lender shall promptly notify the Parent upon becoming aware of that event and the Commitment of such Lender will be immediately cancelled and (y) each applicable Borrower shall repay the Loans granted to it by such Lender on the last day of the Interest Period for each Loan occurring after such Lender has notified the Borrower or, if earlier, the date specified by such Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and shall use its best efforts to procure the release of each Letter of Credit issued by such Issuing Bank upon its request (in the case of clause (b) above, only to the extent required to cure such Illegality); provided that if such Illegality is solely in connection with the making, maintaining or continuing to fund Benchmark Rate Loans and can be cured by the provisions in the remainder of this sentence, then, on notice thereof and demand therefor by such Lender to the applicable Borrowers, (i) (x) in the case of Benchmark Rate Loans denominated in Dollars, each such Benchmark Rate Loan will automatically, upon such demand, convert into an ABR Loan, and (y) in the case of Benchmark Rate Loans denominated in Euro, the applicable Borrower may, at its discretion, either prepay such Euro-denominated Loan or keep such Euro-denominated Loan outstanding, with the Benchmark Rate applicable thereto be determined as set forth in Section 2.11, and (ii) the obligation of the Lender to make, or to convert Loans into, Benchmark Rate Loans of the affected type shall be suspended, in each case until such Lender has determined that the circumstances causing such suspension no longer exist.

Section 2.14	Break Funding Payments

In the event of (a) the payment of any principal of any Benchmark Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment hereunder), (b) the conversion of any Benchmark Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Benchmark Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt, if such certificate complies herewith. For the avoidance of doubt, in the event that amounts have been funded by Lenders to the Administrative Agent and there is a failure to borrow the Loan as set forth in sub-clause (c) above, the Administrative Agent shall return the funds to the Lenders as soon as reasonably practicable. Without affecting the obligations of the Borrowers in this paragraph, if, for any reason, the Administrative Agent is not able to return funds on the day of cancellation, the Administrative Agent shall not be liable for any costs, fees, or expenses related to the funding of the loan overnight.

Section 2.15	Taxes

(a)

Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes). If any Loan Party shall be required to deduct any Indemnified Taxes (including any Other Taxes) from or in respect of any sum payable hereunder or under any other Loan Document, if any, to the Administrative Agent or any Lender or Issuing Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. It is understood and agreed that the provisions of this Section 2.15(a) shall not apply to any amounts that are subject to the increased rate provisions of Section 2.10(f), so long as such increased rates are actually paid to the Administrative Agent, any Lender or any Issuing Bank pursuant to Section 2.10(f) (and provided there shall be no requirement for a payment of the same amount twice to the extent otherwise compensated or paid or for amounts that would otherwise be excluded under Section 2.10(f)).

(b)

Payment of Other Taxes by the Loan Parties. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)

Indemnification by Loan Parties. The applicable Loan Party shall indemnify the Administrative Agent and each Lender and Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender or Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent or such Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error. It is understood and agreed that the provisions of this Section 2.15(c) shall not apply to any amount paid to the Administrative Agent, any Lender or any Issuing Bank pursuant to Section 2.10(f) (and provided there shall be no requirement for a payment of the same amount twice to the extent otherwise compensated or paid or for amounts that would otherwise be excluded under Section 2.10(f)).

(d)

Indemnification by the Lenders and Issuing Bank. Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.05(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)

Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the applicable Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)	Status of Lenders.

(i)

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Administrative Agent, at the time or times reasonably requested by the Loan Parties or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the case of a Loan Party that is a US Person,

(A)

any Lender that is a US Person shall deliver to such Loan Party and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Loan Party and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Loan Party or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Part A of Exhibit K to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party as described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Part B or Part C of Exhibit K, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Part D of Exhibit K on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Party or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Loan Party and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Loan Party or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Loan Party or the Administrative Agent as may be necessary for such Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Loan Party and the Administrative Agent in writing of its legal inability to do so.

(g)

Treatment of Certain Refunds. If the Administrative Agent, any Issuing Bank or a Lender determines in its sole discretion that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall promptly after such determination pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or such Issuing Bank in the event the Administrative Agent or such Lender or such Issuing Bank is later required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, or any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Loan Party or any other Person.

(h)	Value Added Tax.

(i)

All consideration or other payments or amounts expressed to be payable under a Loan Document by any Loan Party to a Lender or Administrative Agent shall be deemed to be exclusive of any VAT. If VAT is to be added under applicable law to any consideration or other payments or amounts to be paid by any Loan Party in connection with a Loan Document, that Loan Party shall pay to the Lender or Issuing Bank or Administrative Agent or the relevant tax authority, as the case may be (in addition to and at the same time as paying the consideration or other payments or amounts), an amount equal to the amount of the VAT.

(ii)

Where a Loan Document requires any Loan Party to reimburse a Lender, Issuing Bank or Administrative Agent for any costs or expenses, that Loan Party shall also at the same time pay and indemnify the Lender, Issuing Bank or the Administrative Agent, as the case may be, against all VAT incurred by the Lender, Issuing Bank or the Administrative Agent, as the case may be, in respect of the costs or expenses to the extent that the Lender, Issuing Bank or the Administrative Agent, as the case may be, is not entitled to credit or repayment of the VAT.

(iii)

If any Loan Party shall be required to deduct VAT from or in respect of any sum payable hereunder or under any other Loan Documents, if any, to the Administrative Agent or any Lender, Issuing Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(h)) the Administrative Agent or such Lender, Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable law.

Section 2.16	Payments Generally; Pro Rata Treatment; Sharing of Set-offs

(a)

Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursement obligations in respect of LC Disbursements, or of amounts payable under Sections 2.12, 2.13, 2.14, 2.15 or 11.04 or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent in accordance with account instructions as provided to the Parent from time to time by the Administrative Agent, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14, 2.15 or 11.04 shall be made directly to the Persons entitled thereto. Each payment by a Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts borrowed from and then owing to the applicable Lenders. Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the respective outstanding principal amount of the Loans borrowed from and held by the applicable Lenders. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof; provided that at the Parent’s election in connection with any prepayment of any Revolving Loans pursuant to Section 2.08, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving

Loan of a Defaulting Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except that payments of interest and principal on Alternate Currency Loans shall be paid in Euro.

(b)

If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)

If any Lender under any Tranche (including any Issuing Bank) shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans under any Tranche or participations in Swingline Loans, if applicable, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Tranche or participations in Swingline Loans, if applicable, and accrued interest thereon, than the proportion received by any other Lender under such Tranche, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans under such Tranche and participations in Swingline Loans, if applicable, of other Lenders under such Tranche to the extent necessary so that the benefit of all such payments shall be shared by the Lenders under such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans under such Tranche and participations in Swingline Loans, if applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Parent or a Borrower pursuant to and in accordance with the express terms of this Agreement (including without limitation Section 2.17(b)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent, a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of the Parent and the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against the Parent and the Borrowers’ rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent and the Borrowers in the amount of such participation.

(d)

Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders (including any Issuing Bank) hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders under the applicable Tranche severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or the LC Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each Lender or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the LC Issuer, as applicable, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the LC Issuer with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.

(e)

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.16(d) or 11.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)

Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 2.16(a) and (c) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

Section 2.17	Mitigation Obligations; Replacement of Lenders

(a)

If (x) any Lender requests compensation under Section 2.12, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or 2.10(f) (in each case, other than in respect of the original Lenders set forth on Schedule 2.01 as of the Effective Date and their respective Affiliates and Approved Funds), or (y) any Lender provides notice of the occurrence of an Illegality in accordance with Section 2.13, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future (or eliminate such Illegality in the case of (y) above) and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	If, in respect of any Tranche:

(i)

any Lender requests compensation under Section 2.12 or if a Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (other than in respect of the original Lenders set forth on Schedule 2.01 as of the Effective Date and their respective Affiliates and Approved Funds), and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.17(a),

(ii)	any Lender becomes a Defaulting Lender,

(iii)

any Lender fails to approve an amendment, waiver or other modification to this Agreement that requires the approval of all Lenders and at least the Required Lenders (or the Required Tranche Lenders in the case of a Tranche only vote) have approved such amendment, waiver or other modification,

(iv)

the Parent requests with respect to any Lender which ceases to qualify as Creditworthy Entity and the Required Lenders (for this purpose, determined as if the Credit Exposure for the applicable Tranche and unused Commitments of such Lender were zero) consent in writing to such request, or

(v)	such Lender is a Non-Extending Lender,

then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either:

(x)

require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement (or applicable Tranche, if applicable) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (provided that such assigning Lender may require that prior to or concurrent with such assignment or delegation it is reimbursed on all unreimbursed LC Disbursements owned to it as an Issuing Bank and all outstanding Letters of Credit issued by it as an Issuing Bank are either cancelled and returned or cash collateralised at 105% of the LC Exposure of such Lender in its capacity as Issuing Bank (in respect of Letters of Credit issued by it) on terms reasonably satisfactory to such Lender (in each case, under such applicable Tranche, if applicable)); or

(y)

terminate in full the Commitments and other obligations of such Lender hereunder in respect of such applicable Tranche, if applicable (without providing a replacement Lender thereof) and repay in full to such Lender (through the Administrative Agent) all Loans, unreimbursed LC Disbursements and other outstanding amounts owed to it under the Loan Documents (in respect of such Tranche, if applicable) and cancel and return to such Lender all outstanding Letters of Credit issued by such Lender or Affiliate thereof in the capacity as an Issuing Bank (under such applicable Tranche, if applicable), if applicable, (in each case, notwithstanding the pro rata provisions of Section 2.16(c)) and effect a reduction in total aggregate outstanding Commitments of the remaining Lenders under such Tranche (if applicable) by an amount equal to the terminated Commitment of such Lender, at which point such Lender shall be released from all obligations hereunder (or applicable Tranche, if applicable) (provided that if any Swingline Loans are then outstanding under the relevant Tranche (if applicable), such termination of Commitments under this clause (y) may only occur if the Swingline Lender in its sole discretion has approved the termination of such Commitments, which approval may in its sole discretion require repayment by a Borrower of all or a portion of such Swingline Loan (under such Tranche, if applicable) or the provision of cash collateral on terms and in amounts satisfactory to the Swingline Lender) and provided further that if any Letters of Credit issued by other Issuing Banks are then outstanding (under such Tranche, if applicable) or if at such time there are any unreimbursed LC Disbursements made by other Issuing Banks (under such Tranche, if applicable), such termination of Commitments under this clause (y) may only occur if each such other Issuing Bank (under such Tranche, if applicable) in its sole discretion has approved thereof (which approval may in its sole discretion require cancellation and termination of all or a portion of such Letter of Credit (under such Tranche, if applicable) or the provision of cash collateral on terms and in amounts satisfactory to such Issuing Bank) and provided further that such Lender’s rights under Sections 2.12, 2.14, 2.15 and 11.04, and its obligations under Section 11.04(d) shall survive such release and discharge under this clause (y) as to matters occurring prior to such date; provided further, however, that if pursuant to this clause (y), the Borrowers shall pay to a Lender any principal of, or interest accrued on, the Loans owing to such Lender, then the Borrowers shall either (I) confirm to the Administrative Agent that, in the case of clauses (i), (iii) or (iv), no Default or Event of Default under Section 7.01(a), (b), (g), (h) or (i) has occurred and is then continuing and, in the case of clause (ii), no Default or Event of Default has occurred and is then continuing or (II) pay or cause to be paid a ratable payment of principal and interest and other amounts to all other Lenders;

provided that, in all cases under this Section 2.17(b), (i) the applicable Borrower shall have received the prior written consent of the Administrative Agent, each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld (except as set forth in clause (y) above), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, funded LC Disbursements and participations in Swingline Loans (as applicable), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14), from the assignee (if assigned) (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts and in the case when not so assigned), (iii) in the case of any such assignment or termination resulting from a claim for compensation under Section 2.12 or resulting from any requirement of the applicable Loan Party to pay any additional amount pursuant to Section 2.15, such assignment or termination will result in a reduction in such compensation or payments and (iv) in the case of any such assignment under Section 2.17(b)(iii), the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation or termination, as the case may be, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation or termination, as the case may be, cease to apply.

Section 2.18	Swingline Loans

(a)

Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time under the relevant Tranche during the applicable Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans under any Tranche exceeding the Swingline Sub-limit or (ii) the sum of the total Credit Exposures under any Tranche exceeding the total Revolving Commitments in respect of such Tranche, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan, and provided further that any Swingline Loans provided under Tranche A will be applied pro rata among Tranche A1, Tranche A2 and Tranche A3 based on the then current Commitments under such Tranche. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. All Swingline Loans shall at all times be ABR Loans and shall be denominated in Dollars.

(b)

To request a Swingline Loan, the relevant Borrower shall give a Swingline Loan Notice to the Administrative Agent of such request, not later than 11:00 a.m., New York City time, on the date of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date of the proposed Swingline Loan and amount of the requested Swingline Loan and, if applicable, the Tranche under which such Swingline Loan is being requested. Upon receipt of such notice, the Administrative Agent shall promptly notify the applicable Swingline Lender of the aggregate amount of such proposed borrowing. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice the applicable Swingline Lender shall make such Swingline Loan available to the applicable Borrower in funds immediately available at such account located in the United States as may be directed by such Borrower. Each Borrowing pursuant to this Section 2.18 shall be in a minimum principal amount of US$10,000,000 and integral multiples of US$5,000,000 above such amount.

(c)

Each Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day, require the Lenders under the applicable Tranche to acquire participations not later than 11:00 a.m., New York City time on the immediately succeeding Business Day, in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the relevant Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the relevant Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the applicable Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the

Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the relevant Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof. If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.18(c) by the time specified in Section 2.18(c), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.

(d)

Notwithstanding anything to the contrary contained in this Section 2.18, no Swingline Lender shall make any Swingline Loan after it has received written notice from the Parent, any other Loan Party or the Required Tranche Lenders or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as such Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Tranche Lenders or the Required Lenders, as the case may be.

Section 2.19	Letters of Credit

(a)

General. Subject to the terms and conditions set forth herein, any Borrower may request any Lender under any applicable Tranche (in the capacity as an Issuing Bank) to issue Letters of Credit, denominated in either US dollars or Euro, for the account of such Borrower, in a form (together with (i) a LC Request (as defined below) and (ii) any form of letter of credit application or other customary ancillary documentation relating to any such Letter of Credit (including without limitation all applicable documentation and other information that the Issuing Bank or the Administrative Agent has requested under Section 11.17 or Section 11.18 in connection therewith in form and substance satisfactory to such Lender Party, acting reasonably)) reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the applicable Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, such Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, to the extent appropriate, the rules of the ISP or UCP, as determined by the applicable Issuing Bank, shall apply to each Letter of Credit. Unless the applicable Issuing Bank and Borrower agree otherwise, no Letter of Credit shall be in an initial face amount of less than the Dollar Equivalent of US$5,000,000. Letters of Credit are available hereunder in respect of Revolving Commitments.

No Lender in its capacity as Issuing Bank shall issue, and no Borrower shall request the issuance of, any Letter of Credit at any time if after giving effect to such issuance (the “LC Cap”) (i) the LC Exposure of such Lender under such Tranche would exceed the LC Commitment (as defined below) of such Lender under such Tranche, (ii) the Credit Exposure of such Lender under such Tranche in its capacity as Issuing Bank would exceed the relevant Revolving Commitments of such Lender under such Tranche, (iii) the total aggregate Credit Exposure of all Lenders under such Tranche would exceed the total Revolving Commitments of all Lenders under such Tranche or (iv) the total LC Exposure of all Lenders under such Tranche would exceed 10% of the Aggregate Commitments under such Tranche. For purposes of this Agreement, the “LC Commitment” means with respect to any Lender under any Tranche at any time, 10.0% or such greater percentage as may be agreed to in accordance with the immediate subsequent proviso (the “Agreed LC Percentage”) of the Revolving Commitment of such Lender under such Tranche, provided that if the Lender and the Parent agree in writing, a copy of which is delivered to the Administrative Agent, such amount may be increased to up to 100% of its total available Revolving Commitment under such Tranche (as determined by such Lender and the Parent, it being understood that the consent of other Lenders is not required for such Lender to increase such percentage).

(b)

If any Lender in its capacity as Issuing Bank has any LC Exposure, the amount of its (or, in the case of any Issuing Bank that is the Affiliate of a Lender in accordance with the definition of “Issuing Bank”, the amount of such Lender’s) Revolving Commitment under the applicable Tranche (and accordingly the total aggregate Revolving Commitments under such Tranche, but not the individual Revolving Commitments of any other Lenders under such Tranche) available for Revolving Loans thereunder shall be deemed utilized by the amount of such LC Exposure at such time (and for the avoidance of doubt, if and when such LC Exposure is reduced (either as a result of cancellation of a Letter of Credit or due to the receipt of reimbursement for an LC Disbursement) then at such time the amount of such Lender’s Revolving Commitment under such Tranche equal to such reduced LC Exposure shall be deemed to be no longer utilized).

(c)

Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension but in no event later than the applicable LC Notice Time) (i) a notice substantially in the form of Exhibit H (or any other form approved by the applicable Issuing Bank) (each an “LC Request”) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.19), the amount and currency of such Letter of Credit, the applicable Tranche for such Letter of Credit, the name and address of the beneficiary thereof and (ii) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower and the Parent shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the LC Cap set forth in paragraph (a) above is not exceeded with respect to such Tranche. The making of each request to issue, amend, renew or extend a Letter of Credit shall be deemed to be a representation and warranty by the applicable Borrower and the Parent that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, this Section 2.19 and that such issuance, amendment, renewal or extension does not breach the applicable LC Cap in paragraph (a) above, and that the conditions specified in Section 4.01 or 4.02, as the case may be, are satisfied in full. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, in no event shall any Issuing Bank be under any obligation to issue any Letter of Credit if at the time of such issuance (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise promptly compensated by the Borrower) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank reasonably and in good faith deems material to it; or (ii) a condition or representation set forth in this Section 2.19 is not satisfied or is not accurate; (iii) a Lender Default exists with respect to any Lender, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the Lender which is the subject of the Lender Default, including by cash collateralizing such Lender’s Applicable Percentage of the LC Exposure under such applicable Tranche or (iv) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank. If any Israel based Lender is asked or required to issue a Letter of Credit as an Issuing Bank, to the extent required under Israeli or Bank of Israel law, rule or regulation or interpretation thereof or any internal compliance policy of such Lender, it shall be entitled to require the applicable Borrower to establish a bank account with such Lender (or an Affiliate thereof) prior to the issuance of such Letter of Credit, on customary terms and conditions, which bank account may at any or all times have a balance of zero. For the avoidance of doubt, each Issuing Bank shall notify the Administrative Agent of each Letter of Credit issued by it (and each amendment or modification thereof), the applicable Tranche, the Letter of Credit is issued under and its LC Exposure in respect thereof and the name of the applicable Borrower in respect thereof and each Lender under any Tranche shall be entitled to request from time to time (at reasonable intervals) from the Administrative Agent to be advised of the total LC Exposure amount under such Tranche at such time.

(d)

Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is 30 days prior to the applicable Maturity Date of the applicable Tranche under which such Letter of Credit was issued.

(e)

Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than US$500,000, such Borrower may, subject to the conditions to borrowing set forth herein, request (and, if such Borrower fails to reimburse such LC Disbursement when due, such

Borrower shall be deemed to have requested) in accordance with Section 2.18 or Section 2.19 that such LC Disbursement be repaid to the applicable Issuing Bank with the net proceeds of an ABR Borrowing of Revolving Loans (without giving effect to the last sentence of Section 2.01(a)) or a Swingline Loan (without giving effect to Section 2.18(a)(x)) of the same Tranche as the applicable Letter of Credit in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing of Revolving Loans or a Swingline Loan (and the time for reimbursement of such LC Disbursement shall automatically be extended to the Business Day following such request or deemed request). If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender that an Issuing Bank has made such applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof (but for purposes of this Section 2.19(e), only up to the amount of such Lender’s unutilized Revolving Commitment (whether actual or deemed) in respect of such Tranche). For purposes of calculating such Applicable Percentage (but only for purposes of this Section 2.19(e)), the Revolving Commitment under such Tranche of the Issuing Bank in its capacity as a Lender shall be such amount as its Revolving Commitment under such Tranche would be immediately after giving effect to the full reimbursements contemplated in this Section 2.19(e) in respect of the applicable Letter of Credit. Promptly following receipt of such notice, each Lender (including the Issuing Bank) shall unconditionally pay to the Administrative Agent its Applicable Percentage (as calculated in the preceding two sentences) of the payment then due from such Borrower, with each such payment to be made in immediately available funds to the Administrative Agent at its New York office specified in Section 11.1, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. If any Lender shall not have made its Applicable Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and such Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of such Borrower, the rate per annum set forth in Section 2.19(h) and (ii) in the case of such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent and/or the applicable Issuing Bank in connection with the foregoing. All payments made pursuant to this Section 2.19(e) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.

(f)

Obligations Absolute. The Borrowers’ several obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.19 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.19, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, amendment, renewal, extension or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank, provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction in a non-appealable judgement), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)

Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower in writing of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section 2.19.

(h)

Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full by 12:00 noon, New York City time on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans, provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.19, then Section 2.10(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.19 to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)

Replacement of the Issuing Bank. The applicable Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, such Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(e). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)

Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from any Issuing Bank with an outstanding Letter of Credit or LC Exposure, the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders whose aggregate Applicable Percentages of the total LC Exposure represents greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in paragraph (g) or (h) of Section 7.01. Each applicable Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.08(a) and (c) and Section 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement and each such Borrower hereby grant the Administrative Agent a security interest in respect of each such deposit and the collateral account in which such deposits are held. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at each applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements attributable to the applicable Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders whose aggregate Applicable Percentages of the total LC Exposure represents greater than 50% of the total LC Exposure) unless all Letters of Credit have expired and all LC Disbursement have been repaid in full), be applied to satisfy other obligations of such Borrower under this Agreement (or, in the case of any such account in respect of Letters of Credit or LC Exposure attributable to the Parent, to satisfy other obligations of any Borrower). If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived. If any Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid or otherwise required to be applied or held as cash collateral in accordance herewith or with such Section 2.20) shall be returned to such Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k)

LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

Section 2.20	Defaulting Lenders

(a)	Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)	fees shall cease to accrue on any Commitment of such Defaulting Lender pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender;

(ii)

such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.03; and

(iii)

any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender and whether such payment is voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall, in lieu of being distributed to or applied or held by such Defaulting Lender, subject to any applicable requirements of law, be applied by the Administrative Agent, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, to fund on a pro rata basis any cash collateral to cover fronting exposure contemplated pursuant to this Section 2.20 in respect of Swingline Loans or LC Exposure; fourth, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any of the foregoing against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement (pro rata among all such amounts owed and only to the extent the applicable Lenders, Issuing Bank and/or Swingline Lender have provided written notice to the Administrative Agent of such judgment (with sufficient evidence thereof) (and written request to apply amounts otherwise payable to such Defaulting Lender in accordance with this sub-clause) at least 10 Business Days prior to the Administrative Agent having otherwise applied such amounts pursuant to any of the subsequent provisions of this paragraph (or such shorter time as may be acceptable to the Administrative Agent in its sole discretion)); seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement (only to the extent such Borrower has provided written notice to the Administrative Agent of such judgment (with sufficient evidence thereof) (and written request to apply amounts otherwise payable to such Defaulting Lender in accordance with this clause) at least 10 Business Days prior to the Administrative Agent having otherwise applied such amounts pursuant to any of the subsequent provisions of this paragraph (or such shorter time as may be acceptable to the Administrative Agent in its sole discretion)); and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and such Loans or LC Disbursements were made at a time when the conditions set forth in Sections 4.01 and 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments (or, if the Aggregate Commitments have terminated, as last in effect). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this paragraph shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)

With respect to any Defaulting Lender, if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Lenders under the applicable Tranches that are Non-Defaulting Revolving Credit Lenders in accordance with their respective Applicable Percentages but only to the extent that (w) the sum of the Credit Exposures of all Non-Defaulting Lenders under such Tranche plus such Defaulting Lender’s Swingline Exposure and LC Exposure in respect of such Tranche does not exceed the aggregate amount of all Non-Defaulting Lenders’ Commitments under such Tranche, (x) immediately following the reallocation to a Non-Defaulting Lender, the Credit Exposure of such Lender under such Tranche does not exceed its applicable Revolving Commitment in respect of such Tranche, (y) the conditions set forth in Section 4.02 are satisfied at such time (and, unless the Parent shall have otherwise notified the Administrative Agent at such time, the Borrowers are deemed to have hereby represented and warranted that such conditions are satisfied as of such time); and (z) no Default exists. Subject to Section 11.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)

Without relieving any Defaulting Lender with a Revolving Commitment of any of its obligations hereunder, it is agreed that, at any time where there is a Defaulting Lender with a Revolving Commitment hereunder, to the extent not fully reallocated in accordance with the reallocation provisions described above, then, upon the request of any Swingline Lender or any Issuing Bank under such applicable Tranche, as the case may be, the Borrower shall (it being understood that such obligation may be satisfied (to the extent sufficient cash collateral is so funded) with cash collateral posted pursuant to Section 2.20(a)(iii) (“third”) above from amounts otherwise payable to such Defaulting Lender), both as a condition precedent to issuances of Letters of Credit and extensions of Swingline Loans (in each case, under such Tranche) and with respect to theretofore outstanding Letters of Credit and Swingline Loans under such Tranche, furnish to the Swingline Lender or such Issuing Bank under such Tranche, as the case may be, cash collateral or similar security satisfactory to the respective Swingline Lender or Issuing Bank in its sole discretion which is equal (x) in the case of Swingline Loans, to 105% of the percentages of the respective Swingline Loans which would be required to be funded by each of the Defaulting Lenders with Revolving Commitments under such Tranche upon the conversion of same to Loans hereunder and (y) 105% of the LC Exposure under such Tranche of such Issuing Bank attributable to such Defaulting Lenders. It is understood and agreed that, notwithstanding anything to the contrary contained herein or in any other Loan Document, all collateral delivered pursuant to this Section 2.20 may be held by the respective Swingline Lender or respective Issuing Bank as security for amounts required to be funded to it by the relevant Defaulting Lenders, and only after such amounts have been applied for such purposes shall same be available as security for other obligations hereunder. At any time where there is no Default or Event of Default in existence, if the amounts deposited pursuant to this Section 2.20 exceed the amounts described above with respect to the then outstanding Swingline Loans or Letters of Credit under any applicable Tranche, the respective amounts shall be returned by the respective Swingline Lender or respective Issuing Bank, as the case may be, to the Borrowers or respective Defaulting Lender, as the case may be. Amounts required to be furnished pursuant to this Section 2.20 may be required by the applicable Swingline Lender or Issuing Bank as a condition precedent to its extension of Swingline Loans or issuance of Letters of Credit under the applicable Tranche, as the case may be, and with respect to any theretofore extensions of credit, shall be furnished (or caused to be furnished) by the Borrowers within two Business Days after any request by the applicable Swingline Lender or any applicable Issuing Bank.

(d)

The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies that any Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(e)

In the event that the Administrative Agent, each Issuing Bank, each Swingline Lender and the Parent agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Applicable Percentages of the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably (in the relevant Tranche) in accordance with its Commitment (or, if the applicable Aggregate Commitments have terminated, as last in effect) and such Lender shall no longer be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; and provided, further, that (i) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender and (ii) nothing under this provision shall be understood as a requirement of any Lender to fund a Defaulting Lender’s portion of any Loan.

Section 2.21	Joint and Several Liability of Borrowers

(a)

With respect to any Loans incurred by any Borrower, each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them under the Loan Documents. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with each other Borrower with respect to the payment and performance of all the obligations under the Loan Documents (the “Loan Document Obligations”), it being the intention of the parties hereto that such Loan Document Obligations are the joint and several obligations of each of the Borrowers without preferences or distinction among them. The foregoing shall apply equally to each Additional Borrower to the extent it becomes a Borrower in accordance with Section 10.01.

(b)

Notwithstanding anything to the contrary set forth in this clause or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by the US Borrower in respect of the Loan Document Obligations of each other Borrower not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”); consequently, each Borrower, the Administrative Agent and each Lender hereby agrees that if a court of competent jurisdiction determines that the incurrence of liability by the US Borrower in respect of the Loan Document Obligations of any other Borrower would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(c)

If and to the extent that a Swiss Borrower (or a Swiss Loan Party, in the case of subclause (y) below) is liable under the Loan Documents, including, without limitation, under this Section 2.21 and under Section 11.04 (the “Indemnity”) or under any other provision under any Loan Document for obligations of its Affiliates (other than its direct or indirect wholly-owned Subsidiaries) and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr) (including by way of a violation of the legally protected reserves (gesetzlich geschützte Reserven)) or the payment of a (constructive) dividend (Gewinnausschüttung) by a Swiss Borrower (or Swiss Loan Party, as the case may be) (the “Restricted Obligations”), the following shall apply:

(v)

the aggregate liability of a Swiss Borrower for Restricted Obligations shall from time to time be limited to the Swiss Available Amount existing at that time; provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) affect the Indemnity granted by a Swiss Borrower in excess thereof, but merely postpone the time of using such proceeds from enforcement of the Indemnity until such time as application towards discharging the Restricted Obligations is again permitted notwithstanding such limitation.

(w)	for the purposes of the preceding paragraph (v):

“Swiss Available Amount” means, with respect to a Swiss Borrower, the maximum amount of a Swiss Borrower’s profits and reserves available from time to time for distribution as a dividend under applicable Swiss law. The Swiss Available Amount shall from time to time be calculated in accordance with, without limitation, article 675 of the Swiss Code of Obligations and shall include the equity capital surplus (including any unrestricted portion of legal general reserves, restricted reserves, retained earnings and current net profits) which is freely available (as the case may be after conversion) for distribution as a dividend to shareholders under Swiss law at the time payment is sought hereunder.

(x)

immediately after having been requested to perform Restricted Obligations under the Loan Documents, a Swiss Borrower shall provide the Administrative Agent, as soon as possible, with (a) an interim balance sheet audited by the statutory auditors of a Swiss Borrower, (b) the determination by the statutory auditors of the Swiss Available Amount based on such interim audited balance sheet (such Swiss Available Amount to reflect, as the case may be, the conversion of restricted reserves into distributable reserves) and (c) a confirmation from the statutory auditors of a Swiss Borrower that the Swiss Available Amount complies with the terms of this Section 2.21 and with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves.

(y)	in respect of Restricted Obligations, the applicable Swiss Loan Party shall:

(i)	if and to the extent required by applicable law in force at the relevant time:

(A)

use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the Swiss Withholding Tax;

(B)

deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as in force at that time) if the notification procedure pursuant to sub-paragraph (A) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (A) applies for a part of the Swiss Withholding Tax only from any payment made by it in respect of Restricted Obligations;

(C)	pay any such deduction within the time allowed to the Swiss Federal Tax Administration; and

(D)	notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

(ii)

to the extent such deduction is made, not be required to make a gross up, indemnify or otherwise hold harmless the Loan Parties for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in the Loan Documents, unless grossing-up is permitted under the laws of Switzerland then in force provided that this shall not in any way limit any obligations of any Loan Party (other than a Swiss Borrower) under the Loan Documents. The Parent shall use its reasonable efforts to ensure that any member of the Company, its Affiliates and group companies which is, as a result of a payment under the Loan Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (A) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (B) pay to the Administrative Agent upon receipt any amount so refunded.

(z)

the Parent shall procure that any other action is taken as shall be reasonably required by the Administrative Agent including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance of Restricted Obligations under the Loan Documents by a Swiss Borrower (or Swiss Loan Party, as the case may be) and the receipt of any confirmations from a Swiss Borrower’s (or Swiss Loan Party’s, as the case may be) auditors, which may be required as a matter of Swiss law in force at the time to make a payment or perform other obligations under the Loan Documents with a minimum of limitations.

Section 2.22	Sustainability Adjustments

(a)

On and from the date on which the Parent provides a Sustainability Pricing Certificate in respect of the most recently ended calendar year, the percentages per annum specified in the Rate Table in Annex I hereto in the applicable “Applicable Margin” row shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Sustainability Pricing Certificate provided, however, that for purposes of determining if any KPI has or has not been achieved, the Borrowers may at their election exclude the impact of (i) any amendment to, or change in, any applicable laws, regulations, rules, guidelines, standards and policies applicable or relating to the business, operations or properties of the Borrowers and their consolidated subsidiaries following the Signing Date, (ii) any amendment to, or change in, methodologies, guidelines, standards or policies, or other procedures related to metrics or scoring that have an effect on the measurement or achievement of the KPIs and SPTs, including those of the S&P and WHO, or (iii) any force majeure, extraordinary or exceptional events or circumstances, including the occurrence of such events or circumstances with respect to any governmental, non-governmental or healthcare organization whose participation, involvement or functioning is necessary, appropriate or, as of the Signing Date, anticipated, for the achievement of the KPIs (including but not limited to geo-political instability, poor governance practices or the failure of local infrastructure (including physical or social infrastructure or supranational, national, state, provincial or local governance)). Any election by the Borrowers to exclude the impact of such events and circumstances as detailed in this

Section will be accompanied by a reasonably detailed description set forth in the applicable Pricing Certificate. If a KPI is not achieved as a result of the occurrence of any of the foregoing described in the proviso to the immediately preceding sentence, as determined by Borrower in its reasonable judgment, then such KPI shall no longer apply and there shall be no impact to the margin. For purposes of the foregoing, (A) each of the Sustainability Rate Adjustment shall be determined as of the fifth Business Day following receipt by the Administrative Agent of a Sustainability Pricing Certificate delivered pursuant to paragraph (g) of this Section 2.22 based upon the KPI Metrics set forth in such Sustainability Pricing Certificate and the calculations of the Sustainability Rate Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin resulting from a Sustainability Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Sustainability Pricing Certificate, the last day such Sustainability Pricing Certificate could have been delivered pursuant to the terms of paragraph (f) of this Section 2.22). For the avoidance of doubt, changes to the Applicable Margin pursuant to this Section 2.22 in respect of any Loans shall cease on the Maturity Date in respect of such Loans.

(b)

For the avoidance of doubt, only one Sustainability Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin (as described in Section 2.22(a)) will never be reduced or increased by more than 0.05% pursuant to the Sustainability Rate Adjustment during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin by reason of meeting one or both KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. In addition, if the S&P ESG rating is withdrawn, there shall be no Sustainability Rate Adjustment in connection with the SPT2 until the S&P ESG rating is reinstated.

It is hereby understood and agreed that if no such Sustainability Pricing Certificate is delivered by the Parent within the period set forth in paragraph (f) of this Section 2.22, the Sustainability Rate Adjustment will be a positive 0.05%, commencing on the last day such Sustainability Pricing Certificate could have been delivered pursuant to the terms of paragraph (f) of this Section 2.22 and continuing until the Parent delivers a Sustainability Pricing Certificate to the Administrative Agent for the applicable calendar year.

(c)

If (i)(A) the Parent, any Lender or any Issuing Bank becomes aware of any material inaccuracy in the Sustainability Rate Adjustment or the KPI Metrics as reported in a Sustainability Pricing Certificate (any such material inaccuracy, a “Sustainability Pricing Certificate Inaccuracy”) and, in the case of any Lender or any Issuing Bank, such Lender or Issuing Bank, in good faith, delivers, not later than 10 Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Sustainability Pricing Certificate Inaccuracy in reasonable detail ((which description shall be shared with each Lender, each Issuing Bank and the Parent and shall be conclusive absent manifest error), or (B) the Parent, the Lenders and the Issuing Banks agree that there was a Sustainability Pricing Certificate Inaccuracy at the time of delivery of a Sustainability Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin for any period, then the Parent shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Banks, as the case may be, promptly on demand by the

Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), but in any event within 10 Business Days after the Parent has received written notice of, or has agreed in writing that there was, a Sustainability Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Parent becomes aware of any Sustainability Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Rate Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin for any period, then, upon receipt by the Administrative Agent of notice from the Parent of such Sustainability Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Rate Adjustment or the KPI Metrics, as applicable), commencing on the fifth Business Day following receipt by the Administrative Agent of such notice, the Applicable Margin shall be adjusted to reflect the corrected calculations of the Sustainability Rate Adjustment or the KPI Metrics, as applicable.

It is understood and agreed that any Sustainability Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under Debtor Relief Laws, (i) any additional amounts required to be paid pursuant the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by the Administrative Agent in accordance with such paragraph, (ii) any nonpayment of such additional amounts prior to or upon such demand for payment by Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (iii) none of such additional amounts shall be deemed overdue prior to the date that is two Business Days after such a demand or shall accrue interest at the applicable default rate specified in Section 2.10(b) prior to the date that is two Business Days after such a demand.

(d)

Each party hereto acknowledge and agree that the Sustainability Coordinator, the Administrative Agent, the Documentation Agent or the Borrowers make no assurances as to (i) whether this Agreement meets any Parent or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant KPI Metrics included in the Agreement, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities. Each party hereto further acknowledges and agrees that none of the Sustainability Coordinator, the Administrative Agent or the Documentation Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Parent of any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Sustainability Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(e)

Solely to the extent that at any time there is only one Sustainability Coordinator under this Agreement and such Sustainability Coordinator ceases to be a Lender, the Parent will use commercially reasonable efforts to seek to appoint another Person that is a Lender to fulfill the role of Sustainability Coordinator.

(f)

On the earlier of 30 days after becoming available and December 1st of each calendar year, the Parent shall deliver to the Administrative Agent (for distribution to the Lenders) a Sustainability Pricing Certificate for the most recently-ended calendar year; provided that for any calendar year the Parent may elect not to deliver a Sustainability Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Sustainability Pricing Certificate by December 1st shall result in the Sustainability Rate Adjustment being applied as set forth in paragraph (c) of this Section 2.22). The first Sustainability Pricing Certificate shall be delivered with respect to the calendar year ending December 31, 2022 on the earlier of 30 days after becoming available and December 1, 2023.

ARTICLE 3	REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, each Issuing Bank and the Lenders on each of (except as set forth below) the Signing Date, the Effective Date and the date of each Credit Extension (in each case, after giving effect to the Transactions) that:

Section 3.01	Organization; Powers

It (a) is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.

Section 3.02	Authorization; Enforceability

The Transactions are within such Loan Party’s powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation thereof, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. All corporate and shareholder action required to make each Loan Document to which it is a party admissible in evidence in its jurisdiction of incorporation or organization have been obtained or effected and are in full force and effect.

Section 3.03	Approvals; No Conflicts

(a)

No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by such Loan Party of any Loan Document to which it is a party, or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect.

(b)

The execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby (x) do not contravene (i) such Loan Party’s organizational documents or (ii) any law applicable to such Loan Party, (y) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon such Loan Party or its property or Subsidiaries, or give rise to a right thereunder to require any payment to be made by such Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (z) will not result in the creation or imposition of any Encumbrance on any property of such Loan Party, except Encumbrances expressly permitted by this Agreement.

Section 3.04	Financial Condition; No Material Adverse Change

(a)

The Parent has heretofore furnished to the Lenders the Parent’s consolidated balance sheet and statements of income, shareholder’s equity and cash flows as of and for the fiscal years ended December 31, 2019, 2020 and 2021, audited by and accompanied by an unqualified opinion of Kesselman & Kesselman, certified public accountants (Isr.). Such financial statements, and all financial statements delivered pursuant to Section 5.01(a) or (b), (A) have been prepared in accordance with GAAP and (B) present fairly and accurately in all material respects the financial position and results of operations and cash flows of the businesses of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to the absence of footnotes in the case of the financial statements delivered pursuant to Section 5.01(b).

(b)

Except with respect to any event or circumstance disclosed in the Parent’s SEC Documents (but excluding any disclosure in the “Risk Factors” or “Forward Looking Statements” (or equivalent) sections of any Parent SEC Document and similar statements included in any Parent SEC Document that are generic or solely forward looking in nature), on and as of the Effective Date (after giving effect to the Transactions), since December 31, 2021, there has been no event, change, circumstance or occurrence that individually or in the aggregate has had or could reasonably be expected to result in a Material Adverse Effect.

(c)	As of the Signing Date, the Group does not have any outstanding Specified Subordinated Indebtedness.

Section 3.05	Litigation

As of the Effective Date, except with respect to any event or circumstance disclosed in the “Commitments and Contingencies – Contingent Liabilities” note (or similarly titled notes) to the Parent’s SEC Documents, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that purport to adversely affect the legality, validity and enforceability of the Loan Documents.

Section 3.06	Environmental Matters

It is not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect.

Section 3.07	Disclosure

No written report, financial statement, certificate, Loan Notice, exhibit, schedule or other written document furnished by or on behalf of such Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such written report, financial statement, exhibit, schedule or document was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such written report, financial statement, exhibit, schedule or document.

Section 3.08	Solvency

Such Loan Party is, and immediately after giving effect to the Transactions (including each Loan and Letter of Credit hereunder) will be, together with its consolidated Subsidiaries, Solvent.

Section 3.09	ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.10	Investment Company Status

Neither such Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.11	Margin Securities

Such Loan Party is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations T, U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations T, U or X. Not more than 25% of the value of the assets (either of any Loan Party only or of any Loan Party and its Subsidiaries on a consolidated basis) subject to any limitation on sale, pledge or other restriction under this Agreement or subject to any restriction contained in any agreement or instrument, between any Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of Section 7.01(f) of this Agreement, will be margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America).

Section 3.12	Properties

(a)

Such Loan Party has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except, in each case, where failure to have such title or interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)

It owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.13	Compliance with Laws and Agreements

Except with respect to any event or circumstance disclosed in the Parent’s SEC Documents (but excluding any disclosure in the “Risk Factors” or “Forward Looking Statements” (or equivalent) sections of any Parent SEC Document and similar statements included in any Parent SEC Document that are generic or solely forward looking in nature), such Loan Party is in compliance with all laws, regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14	Sanctions; Anti-Corruption Laws

(a)

Neither it or any of its Subsidiaries nor, to its knowledge, any of their respective officers, directors, agents, employees or other persons acting on their behalf: (i) is a Person subject of Sanctions; (ii) is engaging or has engaged in any business that evades or avoids or has the purpose of evading or avoiding, or breaches or attempts to breach directly or knowingly, indirectly, any applicable Sanctions; or (iii) conducts or has conducted, directly or knowingly, indirectly, any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person subject of Sanctions except to the extent that such activity or business are lawful under applicable general licence or authorisation.

(b)

Other than as disclosed in the deferred prosecution agreement entered into with the US Department of Justice in December 2016 by the Parent and certain of its Subsidiaries, neither it or any of its Subsidiaries nor, to its knowledge, any of their respective officers, directors, agents, employees or other persons acting on their behalf has taken any action directly or knowingly, indirectly, that would result in any violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

Section 3.15	FATF

Neither it or any of its Subsidiaries nor, to its knowledge, any of their respective officers, directors, agents, employees or other persons acting on their behalf, is an individual or entity that is located, organised or resident in a FATF Public Statement Jurisdiction or is owned or controlled by such party.

Section 3.16	Taxes

Such Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17	Pari Passu Ranking

Such Loan Party’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Section 3.18	Permits, Etc.

Except to the extent that any of the following, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) such Loan Party has all permits, consents, licenses, authorizations, approvals, entitlements and accreditations required for it lawfully to own, lease, manage or operate, or to acquire each business owned on the date hereof, leased, managed or operated, or to be acquired, by it, and (ii) no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, consent, license, authorization, approval, entitlement or accreditation, and, to the knowledge of such Loan Party, there is no claim that any such permit, consent, license, authorization, approval, entitlement or accreditation is not in full force and effect.

Section 3.19	Insurance

All material policies of insurance of any kind or nature owned by or issued to such Loan Party are in full force and effect.

Section 3.20	No Filing or Stamp Tax

Under the law of such Loan Party’s jurisdiction of incorporation it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents (including the Transactions) (other than any such stamp, registration or similar tax that has been paid as of the Effective Date, to the extent referenced on Schedule 3.18).

Section 3.21	No Loan Parties are EEA Financial Institutions

It is not an EEA Financial Institution.

Section 3.22	No Covid-19 financial support in Switzerland

No member of the Group has obtained any loan, surety, guarantee, non-refundable contribution or other financial support under any public financial support schemes pursuant to the Swiss Federal Act on the Statutory Principles for Federal Council Ordinances on Combating the COVID-19 Epidemic (SR 818.102), the Swiss Federal Act on Loans with Joint and Several Surety as a Result of Coronavirus (SR 951.26), the Swiss Ordinance on Hardship Measures for Companies in Connection with the COVID-19 Epidemic (SR 951.262) or any similar federal or cantonal scheme in Switzerland.

Section 3.23	Execution through electronic means

It has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

Section 3.24	DAC6

No transaction contemplated by the Loan Documents nor any transaction to be carried out in connection with any transaction contemplated by the Loan Documents meets any hallmark set out in Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16EU.

ARTICLE 4	CONDITIONS

Section 4.01	Effective Date

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit on the Effective Date shall be subject solely to the prior or concurrent satisfaction or waiver of the conditions precedent set forth in this Section 4.01 (each of which (other than Sections 4.01(d), (f), (l), (m) and (o)) (the conditions in this Section 4.01 (other than Sections 4.01(d), (f), (l), (m) and (o)) being referred to as the “Signing Date Conditions”) shall occur on the Signing Date, it being agreed that the execution of this Agreement by the Lenders shall constitute confirmation that the foregoing Signing Date Conditions have been met):

(a)

The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement on the Signing Date.

(b)

The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Signing Date) of (i) Kirkland & Ellis LLP, US counsel for the Parent and the Borrowers, (ii) (x) Tulchinsky Marciano Cohen Levitski & Co., Israeli counsel to the Parent, and (y) Herzog, Fox and Neeman, Israeli counsel to the Administrative Agent (with respect to certain Israeli tax matters), and (iii) Van Doorne N.V., Dutch counsel for the Parent and the Borrowers, with respect to this Agreement, each in usual and customary form.

(c)

The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to (i) the organization and existence of each Loan Party, with respect to the Dutch Borrowers, a copy of the deed of incorporation (oprichtingsakte), the current articles of association (statuten) and a recent and up-to-date excerpt from the trade register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel), and (ii) the authorization of any relevant Transactions and any other legal matters relating to each Loan Party, and this Agreement, each in usual and customary form.

(d)

The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.07(e) at least 5 Business Days prior to the Signing Date, each duly completed and executed by the Borrower.

(e)

The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or the managing board of each Borrower certifying the names and true signatures of the officers of each Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)

The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Financial Officer of the Parent, confirming compliance with the conditions set forth in this Section 4.01.

(g)

The original Lenders and the Administrative Agent shall have received (i) evidence that the Fee Letter has been signed by each party thereto and (ii) all fees and other amounts due and payable under any Loan Document on or prior to (or substantially concurrently with) the Signing Date or Effective Date, including, to the extent invoiced at least 3 Business Days prior to the Signing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Parent hereunder or under any other Loan Document as of the Signing Date.

(h)

The Lenders and the Administrative Agent shall have received 3 Business Days prior to the Signing Date (i) documentation and information satisfactory to them, as required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the U.S. Patriot Act and other applicable Sanctions regulations, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(i)

The Administrative Agent shall have received evidence of the Process Agent (as defined in Section 11.10(d)) appointment and acceptance thereof, provided that the Process Agent’s signature to this Agreement shall satisfy this clause (i).

(j)	[Reserved]

(k)	[Reserved]

(l)	No Change of Control or Illegality shall have occurred.

(m)	The Lenders shall have received a certificate from the Chief Financial Officer of the Parent as to the solvency of the Parent and Borrowers as of the Effective Date in the form of Exhibit G.

(n)	[Reserved]

(o)

The Administrative Agent shall have received evidence of notices of cancellation and termination of the Existing Revolving Credit Facility and repayments of all amounts outstanding thereunder, if any, and termination of any outstanding letters of credit issued thereunder, if any (or evidence of other backstop arrangements with respect to such letters of credit reasonably satisfactory to the Administrative Agent).

(p)	With respect to each Dutch Borrower, a copy of a resolution of the board of directors of such Dutch Borrower and a copy of the resolution of the general meeting of such Dutch Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it executes the Loan Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(iii)

including a confirmation that none of a works council (ondernemingsraad), central works council (centrale ondernemingsraad) or group works council (groepsondernemingsraad) has been established and that such Dutch Borrower is not required or requested to establish a works council which has any authority with respect to such Dutch Borrower.

Section 4.02	Each Credit Event

The obligation of each Lender and each Issuing Bank to make any Credit Extension to any Borrower (including the initial Credit Extension) is subject to the satisfaction of the following conditions with respect to said Borrower and the Parent:

(a)	No Default or Event of Default shall have occurred and be continuing on such date nor will result from the making of such Credit Extension.

(b)

Each of the representations and warranties made by any Loan Party set forth in Article 3 hereof or in any other Loan Document shall be true and correct on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such earlier date.

(c)	In the case of a Loan, the applicable Borrower shall have delivered a Loan Notice in accordance with Section 2.03.

For purposes of determining compliance with the conditions specified in this Section 4.01 and 4.02, each Lender and Issuing Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to each Lender and Issuing Bank unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender or Issuing Bank prior to the Effective Date or applicable Credit Extension date specifying its objection thereto and such Lender or Issuing Bank shall not have made available to the Administrative Agent such Lender’s ratable portion of the Loans or other Credit Extension.

Each Loan Notice, LC Request and acceptance by a Borrower of the proceeds from such Credit Extension shall be deemed to constitute a representation and warranty by the relevant Borrower as to the matters specified in paragraphs (a) and (b) of this Section as of the date of the applicable Credit Extension.

ARTICLE 5	AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full and no Letter of Credit remains outstanding the Loan Parties covenant and agree with the Administrative Agent, the Issuing Banks and the Lenders that:

Section 5.01	Financial Statements and Other Information

The Parent will furnish, or cause to be furnished, to the Administrative Agent:

(a)

within 90 days after the end of each fiscal year of the Parent, the Parent’s audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries as of the end of and for such year of the Parent, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Parent’s independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)

within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, the Parent’s consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year of the Parent, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)

concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent substantially in the form of Exhibit D, (i) certifying as to whether a Default or Event of Default or, to the knowledge of the Parent, any investigation, circumstance, development or other matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect has occurred and, if such a Default, Event of Default, investigation, circumstance, development or other matter has occurred, specifying the details thereof and the action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.04 (including, without limitation, a calculation of the Group’s then current outstanding Specified Subordinated Indebtedness and the relevant Specified Equity Percentage in respect thereof, including supporting evidence of the applicable Agency’s treatment in respect thereof, as well as any announcements by any Agency in respect to any change in the interpretation of such rating standards and criteria occurring or becoming effective after the date of issuance of such Indebtedness) and (iii) stating whether any change in the application of GAAP has occurred since the date of the fiscal year 2021 audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)

promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said SEC, or with any national or foreign securities exchange, or distributed by the Parent to its equity holders generally, as the case may be; provided, however, that the Parent shall not be required to deliver to the Administrative Agent (and shall be deemed to have furnished to the Administrative Agent) such financial statement or other materials referred to in sub-clauses (a) or (b) or any other report, proxy statement and other materials if such financial statement, report, proxy statement and any other material is posted on the SEC’s website at www.sec.gov or on the Parent’s website at www.tevapharm.com (provided that in the case of financial statements referred to in (a) and/or (b) above, the Parent provides written notice to the Administrative Agent that the same has been posted on such website); and

(e)

promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower, that may reasonably affect any such Borrower’s compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, provided, however, that the Parent shall not be required to deliver such information to the extent such information is posted on the SEC’s website at www.sec.gov or on the Parent’s website at www.tevapharm.com (provided that if so requested, the Parent advises such Administrative Agent or Lender where such information can be accessed on such website).

(f)

promptly following any request therefor, (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and (ii) with respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower.

Section 5.02	Notices of Material Events

(a)

The Parent will furnish (or cause to be furnished) to the Administrative Agent prompt written notice of the occurrence of any Default or Event of Default, which notice shall be provided to the Administrative Agent and each Lender no later than 3 Business Days after any officer of such Person becomes aware or should have become aware of the same, specifying the details thereof and any action taken or proposed to be taken with respect thereto. Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the Default or Event of Default requiring such notice and any action taken or proposed to be taken with respect thereto.

(b)

The Parent will furnish (or cause to be furnished) to the Administrative Agent prompt written notice of the occurrence of any change of its Rating (but not with regard to outlook only), which notice shall be provided to the Administrative Agent and each Lender no later than 3 Business Days after any officer of such Person becomes aware or should have become aware of the same.

Section 5.03	Existence; Conduct of Business

Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect its existence, and (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect its rights and privileges and the rights, licenses, permits, approvals, privileges and franchises applicable to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.01.

Section 5.04	Payment of Taxes

Each Loan Party will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05	Compliance with the Ten Non-Bank Regulations and Twenty Non-Bank Regulations

(a)	Each Swiss Loan Party shall ensure that it is at all times is in compliance with the Ten Non-Bank Regulations and Twenty Non-Bank Regulations.

(b)

With respect to any deduction on account of Swiss Withholding Tax, paragraph (a) above shall not be breached if the number of creditors of a Swiss Loan Party in respect of the Ten Non-Bank Regulations and Twenty Non-Bank Regulations is exceeded solely as a result of:

(i)	any Lender representing under Section 11.23 that it is a Swiss Qualifying Bank and such representation shall prove to have been untrue when made; or

(ii)	any Lender that was a Swiss Qualifying Bank when it became a party to this Agreement shall thereafter become a Swiss Non-Qualifying Bank.

For the purpose of its compliance with the Ten Non-Bank Regulations and Twenty Non-Bank Regulations under this Section 5.05, each Swiss Loan Party shall assume that the number of Lenders under this Agreement which are not Swiss Qualifying Banks shall be deemed to be 5 (five) (irrespective of whether or not there are, at any time, any such Lenders). This covenant shall cease to apply should the Ten Non-Bank Regulations and Twenty Non-Bank Regulations be abolished and provided that as a result of such abolishment the Ten Non-Bank Regulations and Twenty Non-Bank Regulations would not apply to this Agreement.

Section 5.06	Maintenance of Properties; Insurance

Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with responsible, financially sound and reputable insurance companies, insurance with respect to its properties and business.

Section 5.07	Books and Records; Inspection Rights

Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with GAAP or in accordance with the accounting standards applicable in such entity’s jurisdiction. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to signing by such representative of customary confidentiality undertakings, at the Lenders’ expense so long as no Event of Default exists and at the Borrowers’ expense during the continuance of an Event of Default, to visit and inspect its properties, to examine and make extracts from its books and records relating to financial and other similar matters (other than materials protected by the attorney-client privilege and materials which such Person may not disclose without violation of any applicable law or a confidentiality obligation binding upon it), and to discuss its affairs, finances and condition with its directors, officers, employees, accountants or other representatives, all at such reasonable times and as often as reasonably requested. As long as no Default exists, the Lenders and/or the Administrative Agent shall use reasonable efforts to minimize the disruption of such Person’s business resulting from any such visit or inspection and shall limit any such visits or inspections under this Section 5.06 to once per fiscal year. A representative of the applicable Loan Party shall be provided a reasonable opportunity to be present at any such visit or inspection, but the actual attendance of any such representative shall not be required.

Section 5.08	Compliance with Laws

Each Loan Party will, and will cause each of its Subsidiaries to, comply with all requirements of law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09	Use of Proceeds

The proceeds of the Loans and Letters of Credit will be used by the Borrowers to refinance the Existing Revolving Credit Facility and for general corporate purposes (which, for the avoidance of doubt, may include, without limitation, acquisitions, investments and utilization in connection with any potential future U.S. commercial paper program of the Parent and its Subsidiaries, if and when such program is put in place). No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X.

Section 5.10	Environmental Laws, Etc.

Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws and governmental authorizations issued pursuant thereto, the non-compliance with which could reasonably be expected to have a Material Adverse Effect. In the event any Loan Party or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials, such Loan Party will, and will cause each of its Subsidiaries to, conduct and complete such remedial action in material compliance with all applicable Environmental Laws, and in accordance with the policies, orders, directions and other requirements of law of all federal, state and local Governmental Authorities except when, and only to the extent that, the liability of the applicable Loan Party and its Subsidiaries for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Person or such liability could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11	Ratings

The Parent shall use commercially reasonable efforts to maintain a public rating (but, for the avoidance of doubt, not any particular rating) in respect of its senior unsecured long-term indebtedness for borrowed money from each of Moody’s and S&P.

Section 5.12	Sanctions; Anti-Corruption Laws

Each Loan Party agrees that it shall, and shall make reasonable efforts to cause each of its Subsidiaries, to comply with the requirements of all applicable Anti-Corruption Laws, Anti Money Laundering Laws and Sanctions.

ARTICLE 6	NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and no Letter of Credit shall remain outstanding, the Loan Parties covenant and agree with the Administrative Agent, the Issuing Banks and the Lenders that:

Section 6.01	Fundamental Changes and Asset Sales

No Loan Party or Subsidiary will merge into or consolidate or amalgamate with (or engage in any other substantially similar transaction) any other Person, or permit any other Person to merge into or consolidate or amalgamate with (or engage in any other substantially similar transaction) it, or sell, transfer, lease or otherwise dispose, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division (each, a “disposal” or “disposition”) of (in one transaction or in a series of transactions) any assets (whether now owned or hereafter acquired) to any Person, or liquidate or dissolve (including, in each case, pursuant to a Delaware LLC Division). Notwithstanding the foregoing the following, shall be permitted:

(i)

if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge, consolidate or amalgamate (or engage in a substantially similar transaction) with any Borrower in a transaction in which the applicable Borrower is the surviving entity (provided that if a Subsidiary Borrower merges or consolidates with or into the Parent, the Parent is the surviving corporation),

(ii)

any Subsidiary may merge, consolidate or amalgamate (or engage in a substantially similar transaction) with any other Person in a transaction in which the surviving entity is a wholly-owned Subsidiary (in the case of a Loan Party, subject to preceding clause (i)),

(iii)

assets or equity interests of any Subsidiary may be disposed of to any other wholly-owned Subsidiary or to the Parent or by a Borrower to another Borrower or by a Borrower to a wholly-owned Subsidiary,

(iv)

the Parent or any Subsidiary may dispose of assets or property to any other Person; provided, that, the aggregate book or fair market value of all assets disposed (to a Person other than the Parent, a Borrower or any other wholly-owned Subsidiary) under this clause (iv) during any fiscal year of the Parent shall not exceed 15% of the total consolidated assets of the Parent and its consolidated Subsidiaries, determined in accordance with GAAP, measured as of the last day of the immediately preceding fiscal year for which financial statements have been or were required to be delivered pursuant to this Agreement,

(v)	the Parent and its Subsidiaries may dispose of inventory in the ordinary course of business,

(vi)	the Parent and its Subsidiaries may transfer assets in connection with a Financing Arrangement permitted under Section 6.03,

(vii)

the Parent or any Subsidiary may lease, as lessor or sublessor, or license, as licensor or sub licensor, real or personal property (other than any intellectual property) in the ordinary course of business, provided that no such lease or license shall materially interfere with the ordinary course of business of the Parent or any Subsidiary,

(viii)	the Parent or any Subsidiary may liquidate or sell Consolidated Cash and Cash Equivalents,

(ix)

the Parent or any Subsidiary may, in the ordinary course of business, licence or sublicense intellectual property owned or held by the Parent or such Subsidiary so long as each such license is non-exclusive and in the ordinary course of business,

(x)

the Parent or any Subsidiary may dispose of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and may dispose of property no longer used or useful in the conduct of the business of the Parent or any Subsidiary,

(xi)

the Parent or any Subsidiary may sell Receivable Assets to a Securitization Entity in a Qualified Securitization Transaction for the fair market value thereof; provided that at no time shall more than US$2,500,000,000 (or its equivalent in another currency or currencies) in fair market value of assets be subject to such Qualified Securitization Transaction,

(xii)	any Subsidiary may pay dividends or make any other distribution,

(xiii)	the Parent may pay cash dividends (or dividends paid in the form of common equity of the Parent) to its shareholders, to the extent lawful, and

(xiv)	any Subsidiary may liquidate or dissolve (with any residual assets being applied in accordance with one of the other clauses of this Section 6.01).

Section 6.02	Fiscal Year and Accounting

(a)

The Parent shall not change its fiscal year-end to a date other than December 31 and shall not make or permit any changes in accounting policies or practices which would have an effect on whether or not the Parent is in compliance with Section 6.04, without the consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed, except: (i) changes that are required or permitted by GAAP, or (ii) changes permitted under sub-paragraph (b) of this Section 6.02.

(b)

If at any time any change in GAAP (including without limitation as a result of the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 6.03	Negative Pledge

No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, (x) create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets or (y) enter into a Financing Arrangement, except for the following (“Permitted Encumbrances”):

(a)

Encumbrances imposed by law, including, without limitation, for taxes that are not yet due or, if due, are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and similar liens imposed by law arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or its Subsidiaries and, if securing obligations that are overdue by more than 90 days, are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(c)

pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to obtain letters of credit to post for such purposes;

(d)

deposits or Encumbrances to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)	judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(i);

(f)

easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or its Subsidiaries;

(g)

other liens incidental to the conduct of the business of the Parent or any Subsidiary or the ownership of the property or assets of the Parent or such Subsidiary that are not in respect of Indebtedness and do not in the aggregate materially detract from the value of such properties or assets or materially impair the use thereof in the operation of the business of the Parent or such Subsidiary;

(h)

Encumbrances existing on the date hereof in connection with any Indebtedness outstanding on the date hereof and disclosed in the public filings of the Parent or on Schedule 6.03 hereof (and any Encumbrance granted as collateral for any refinancing or replacement of such Indebtedness, provided that such Encumbrance secures a principal amount of Indebtedness not in excess of the amount so disclosed (plus reasonable refinancing costs) and does not encumber any property or assets other than the property or assets to the original Encumbrance as so disclosed or improvements thereon or replacements thereof);

(i)	any netting or set-off arrangement entered into by the Parent or any Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(j)

any Encumbrance arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any Subsidiary in the ordinary course of business;

(k)

any Encumbrance securing any hedging obligation of the Parent or any Subsidiary in respect of interest rate, currency exchange rates or commodity pricing hedging, swaps or similar transactions entered into in the ordinary course of business for bona fide business purposes;

(l)

Encumbrances on property of a Person existing at the time such Person is merged into or consolidated with any Loan Party or any Subsidiary; (provided that such Encumbrances were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or Subsidiary or acquired by such Loan Party or Subsidiary) and extensions, replacements and renewals thereof that do not increase the outstanding principal amount thereof that is secured by such Encumbrance as of such date and do not result in such Encumbrance extending to additional assets (other than improvements thereon or replacements thereof);

(m)	Encumbrances in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n)

purchase money Encumbrances upon or in any real property or equipment acquired by any Loan Party or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment, or Encumbrances existing on such property or equipment at the time of its acquisition (other than any such Encumbrances created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Encumbrances shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Encumbrance being extended, renewed or replaced;

(o)

Encumbrances securing capital lease obligations in respect of property acquired; provided, that no such Encumbrance shall extend to or cover any assets other than the assets subject to such capitalized leases;

(p)

any other Encumbrances securing obligations and other Financing Arrangements; provided that the aggregate amount of obligations and other Financing Arrangements secured in accordance with this subclause (p) shall not exceed US$2,000,000,000 (or its equivalent in another currency or currencies) at any time outstanding;

(q)	any Encumbrance entered into pursuant to any Loan Document; and

(r)

Encumbrances over any Receivable Assets subject to a Qualified Securitization Transaction; provided that the aggregate fair market value of all Receivable Assets secured in accordance with this subclause (r) shall not exceed US$2,500,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.

Section 6.04	Financial Covenants

(a)

The Parent shall procure that the Leverage Ratio for the period set forth in Column 1 below (calculated as of the last day of, and for, such period) does not exceed the ratio referred to in Column 2 below:

Column 1	Column 2
Four-quarter Test Period ending with the quarters below
Q1 2022	No greater than 4.50x
Q2 2022	No greater than 4.50x
Q3 2022	No greater than 4.50x
Q4 2022	No greater than 4.25x
Q1 2023	No greater than 4.00x
Q2 2023	No greater than 4.00x
Q3 2023	No greater than 4.00x
Q4 2023	No greater than 3.75x
Q1 2024 and thereafter	No greater than 3.50x

(b)	The Parent shall procure that the Interest Cover Ratio for all Test Periods (calculated as of the last day of, and for, such period) shall not be less than 3.5x.

(c)

Except as otherwise expressly permitted or otherwise provided for in this Agreement, all the terms used in this Section 6.04 shall be calculated in accordance with the accounting principles applied in connection with the latest consolidated financial statements of the Parent required to be delivered pursuant to Section 5.01(a) or (b) (subject to Section 6.02(b)).

Section 6.05	[Reserved]

Section 6.06	Sanctions; Anti-Corruption Laws; Use of Proceeds

Each Loan Party will not, and will not permit any of its Subsidiaries nor any of their respective officers, directors, agents, employees or other persons acting on their behalf to directly or indirectly, (i) use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, LC Issuer, Swing Line Lender, or otherwise) of Sanctions; or (ii) in any manner that would result in any violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or for any purpose which would result in a breach of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 6.07	FATF

Each Loan Party will not, and will not permit any of its Subsidiaries nor any of their respective officers, directors, agents, employees or other persons acting on their behalf, to directly or indirectly, use, lend, contribute or otherwise make available the proceeds of any Loan or Letter of Credit hereunder to any party to fund any activities or business of or with a FATF Public Statement Jurisdiction, any goods originating from a FATF Public Statement Jurisdiction or any party located, organised or resident in a FATF Public Statement Jurisdiction or owned or controlled by such party.

ARTICLE 7	EVENTS OF DEFAULT

Section 7.01	Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)

default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise except that if such failure to pay is due to an administrative or technical error, then the Loan Parties shall have three (3) days to cure such failure;

(b)

default shall be made in the payment of any interest on any Loan or other fee payable under the Loan Documents, when and as the same shall become due and payable; provided that, the Loan Parties shall have five (5) days to cure such failure;

(c)

any representation or warranty made or deemed made by the Loan Parties in this Agreement or in any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made, provided that no Event of Default under this paragraph (c) will occur if the failure to comply is capable of remedy and is remedied within 30 days of the Administrative Agent giving notice to a Loan Party or a Loan Party becoming aware of the failure to comply (it being understood that any materially incorrect or misleading information contained in any financial statements delivered in accordance with this Agreement or referred to in Section 3.04 cannot be so remedied);

(d)	the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03(i) (with respect to Loan Parties) or Article 6;

(e)

the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or a Lender to any Loan Party;

(f)

any Loan Party or Material Subsidiary shall (i) fail to pay any principal of or premium or interest due in respect of Material Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement of such Material Indebtedness that is a default (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof;

(g)

an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, stay of proceedings, freeze order (“Hakpa’at Halichim”) a commencement of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency and Rehabilitation Law, or other relief (including any Dutch Insolvency Event or a Swiss Insolvency Event) in respect of any Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (“Bankruptcy Law”) or (ii) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, or a final, not temporary or interim, unappealable order or decree approving or ordering any of the foregoing shall be entered; and such proceeding or petition shall continue undismissed and unstayed for sixty (60) days;

(h)

any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, stay of proceedings, freeze order (“Hakpa’at Halichim”), a commencement of proceedings order (“tsav le-ptichat halichim”) pursuant to the Israeli Insolvency and Rehabilitation Law, or commencement of protected negotiations (“masa u-matan mugan”) with any of its creditors pursuant to the Israeli Insolvency and Rehabilitation Law, or other relief (including any Dutch Insolvency Event or a Swiss Insolvency Event) under any Bankruptcy Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator, compulsory manager or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;

(i)

one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than US$200,000,000 (or its equivalent in other currencies) in excess of the amount of insurance coverage shall be rendered against any Loan Party or any Material Subsidiary or any combination thereof and the same shall be due and payable and remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall effectively be stayed during a period when it is not yet due and payable), vacated or bonded pending appeal or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any such Material Subsidiary to enforce any such judgment for the payment of money in an aggregate uninsured amount in excess of US$200,000,000 (or its equivalent in other currencies);

(j)

one or more ERISA Events or similar event with respect to a Non-US Plan shall have occurred, which individually or in the aggregate results in liability of any Loan Party, any of its subsidiaries, or any of their respective ERISA Affiliates in excess of US$200,000,000 (or its equivalent in other currencies) during the term hereof; or

(k)

this Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions or interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its financial obligation under this Agreement;

then, and in every such event (other than an event with respect to a Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the applicable Required Lenders shall, by notice to the Parent, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans and Reimbursement Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and the Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans and the Reimbursement Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

ARTICLE 8	THE ADMINISTRATIVE AGENT

Section 8.01	Appointment and Authority

Each Lender Party (as defined below) hereby irrevocably appoints Bank of America, N.A., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02	Administrative Agent Individually

(a)

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.

(b)

Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article 8 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Parent or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Parent and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Parent or its respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Parent or its Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Parent or its Affiliates (including information concerning the ability of the Parent to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Parent or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.

(c)

Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Parent and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Parent or its Affiliates (including information concerning the ability of the Parent to perform its obligations hereunder and under the other Loan Documents) or (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Parent or its Affiliates) or for its own account.

Section 8.03	Duties of Administrative Agent; Exculpatory Provisions

(a)

The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be subject to any fiduciary or other implied duty, whether or not a Default or Event of Default has occurred or is continuing and shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b)

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in

Section 11.03 or Article 7) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events. The Loan Parties acknowledge that the Administrative Agent shall only be obliged to fund a Loan if the Administrative Agent receives funds from the Lenders and shall not be obliged to make an equivalent amount available to the Borrower in the event a Lender fails to transfer such funds to the Administrative Agent. The Loan Parties also acknowledge that the Administrative Agent is not able to guarantee any time for payments. For the avoidance of doubt and to the fullest extent permitted by applicable law, (i) the Administrative Agent shall not be liable to the Loan Parties and (ii) no Loan Party shall assert, and hereby waives, any claim against the Administrative Agent, in each of cases (i) and (ii), on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, the timing of the transfer of proceeds with respect to the Loans hereunder.

(c)

Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)

Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 8.04	Reliance by Administrative Agent, Etc.

(a)

The Administrative Agent, the Sustainability Coordinator, the Issuing Bank and the Lenders shall be entitled to rely and act upon, and shall not incur any liability for relying or acting upon, any notices (including, without limitation, telephonic or electronic notices, Loan Notices) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan, and in the case of a Loan, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Loan.

The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)

such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(c)

In addition, unless sub-clause (i) in the immediately preceding clause (b) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.05	Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent shall use reasonable care in its selection of any such sub-agent, the standard of such care not to be below that which it would use for its own affairs and in performing its duties in respect hereof, such sub-agent shall use reasonable care in the performance of such duties, the standard of such care not to be below that which it would use for its own affairs. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 8 and Section 11.04 (as though such sub agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.06	Resignation of Administrative Agent

The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Parent (such notice not to be effective until 30 days have lapsed). Upon receipt of any such notice of resignation, the Required Lenders shall have the right (which, unless an Event of Default under subsection (a), (g) or (h) of Section 7.01 has occurred and is continuing, shall be with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)), to appoint a successor. For the avoidance of doubt, whether or not a successor Administrative Agent has been appointed, the resignation of the retiring Administrative Agent shall become effective 30 days after such notice of its resignation was given. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent, which shall be a commercial bank or a trust company with an office in the United States of America or the United Kingdom, or an affiliate of such a bank or trust company; provided that if the Administrative Agent shall notify the Parent and the Lender Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of any Lender Party under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender Party, directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph; provided further that so long as no such successor Administrative Agent shall have accepted such appointment the Parent shall have the right to appoint, at its own cost and expense, a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank or a trust company with an office in the United States of America or the United Kingdom, and which shall have a combined capital and surplus of at least US$250,000,000 (or foreign currency equivalent thereof) (an “Interim Administrative Agent”), which Interim Administrative Agent shall serve as Administrative Agent in all respects (with the rights, privileges and obligations thereof, including without limitation the right to resign (and appoint a successor) as set forth above in this Section 8.06) until such time as the Required Lenders appoint a successor thereto in accordance with the provisions described above in this Section 8.06). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as a successor

Administrative Agent or Interim Administrative Agent has been appointed as provided for above in this paragraph. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation (if applicable) as Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Swingline Lender with respect to any Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07	Non-Reliance on Administrative Agent and Other Lender Parties

(a)

Each Lender Party confirms to the Administrative Agent, the Sustainability Coordinator, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Sustainability Coordinator, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)

Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)	the financial condition, status and capitalization of the Loan Parties;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)

determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv)

the adequacy, accuracy and/or completeness of and any information delivered by the Administrative Agent, the Sustainability Coordinator, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 8.08	Trust Indenture Act

In the event that Bank of America, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of any Loan Party hereunder or under any other Loan Document by or on behalf of Bank of America, N.A. in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Bank of America, N.A. or an Affiliate of Bank of America, N.A.) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 8.09	Certain Titles

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Documentation Agent and Bookrunners & Mandated Lead Arrangers is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that such Persons shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 11.04. Without limitation of the foregoing, none of the Documentation Agent or the Bookrunners & Mandated Lead Arrangers shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Section 8.10	Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.12, 2.14, 2.15, 2.16 and 11.04) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 2.14, 2.15, 2.16 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting any obligations under any Loan Documents or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

Section 8.11	Recovery of Erroneous Payments

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or LC Issuer, whether or not in respect of an obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender or LC Issuer receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender or LC Issuer in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender and LC Issuer irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender and LC Issuer promptly upon determining that any payment made to such Lender or LC Issuer, as applicable, comprised, in whole or in part, a Rescindable Amount.

ARTICLE 9	GUARANTY

Section 9.01	Guaranty

Parent hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not as a surety, to the Administrative Agent, the Swingline Lender, each Issuing Bank and the Lenders, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Subsidiary Borrower now or hereafter (including any Swiss Additional Borrower to the extent it becomes a Borrower in accordance with Section 10.01) existing under this Agreement and the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Administrative Agent or any Lender under or in respect of this Agreement and the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Loan Party.

Section 9.02	Guaranty Absolute

Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The obligations of Guarantor under or in respect of this Guaranty are a guarantee of payment, and not of collection, and are independent of the Guaranteed Obligations or any other obligations of any Loan Party under or in respect of this Agreement and the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)	any lack of validity or enforceability of this Agreement, any Loan Document or any agreement or instrument relating thereto;

(b)

any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Loan Party under or in respect of this Agreement and the Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any Loan Documents, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)

any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)

any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Loan Party under this Agreement and the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)	any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)

any failure of the Administrative Agent or any Lender to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party now or hereafter known to the Administrative Agent or such Lender (the Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information); or

(g)	any other circumstance that might constitute a defense of any Loan Party or the Guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 9.03	Waivers and Acknowledgments

(a)

Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Encumbrance or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(b)

Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)

Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Guarantor or other rights of Guarantor to proceed against any Loan Party or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(d)

Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.

(e)

Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

Section 9.04	Subrogation

Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Loan Party that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against any Loan Party or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of the Parent and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.

Section 9.05	Subordination

The Guarantor hereby subordinates any and all debts for borrowed money owed to the Guarantor by any Subsidiary Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 9.05:

(a)

Prohibited Payments, Etc. Except during the continuance of any Specified Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower), the Parent may receive regularly scheduled payments from any Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Specified Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower), however, unless the Required Lenders otherwise agree, the Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)

Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower, the Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Guarantor receives payment of any Subordinated Obligations.

(c)

Turn Over. After the occurrence and during the continuance of any Specified Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Subsidiary Borrower), the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

(d)

Agent Authorization. After the occurrence and during the continuance of any Specified Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

For purposes of this Section 9.05, a “Specified Event of Default” shall mean an event described in clause (a), (g), (h) or (k) of Section 7.01 of this Agreement.

Section 9.06	Continuing Guaranty

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns.

ARTICLE 10	ADDITIONAL BORROWERS & LOAN PARTIES AGENT

Section 10.01	Additional Borrowers

The Parent may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower. Any such Subsidiary shall become an Additional Borrower upon the satisfaction of the following conditions:

(a)

each Lender (acting reasonably) approves the addition of that Subsidiary as an Additional Borrower (it being understood that a Lender shall be deemed to have acted reasonably in withholding its approval if (i) it is unlawful for such Lender to make Loans under this Agreement to the proposed “Additional Borrower,” (ii) such Lender cannot or has not determined that it is lawful to do so, (iii) the making of a Loan to the proposed “Additional Borrower” might subject such Lender to adverse tax consequences, (iv) such Lender is required or has determined that it is prudent to register or file in the jurisdiction of formation or organization of the proposed Additional Borrower and it does not wish to do so or (v) that such Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which such Subsidiary is located);

(b)

the Parent delivers to the Administrative Agent a Borrower Accession Notice and such other documentation and legal opinions the Administrative Agent shall reasonably request, each in form and substance satisfactory to the Administrative Agent (including (i) “Know your customer” documentation and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, each in form and substance satisfactory to each Lender and the Administrative Agent which shall be received at least five Business Days prior to its succession hereof);

(c)

no Default or Event of Default is continuing or would result therefrom and each of the representations and warranties in the Loan Documents shall be true and correct after giving effect thereto as if made on such date (and the Parent has certified the same in writing); and

(d)	to the extent such Additional Borrower is a Person incorporated in Switzerland and/or is a Swiss tax resident for Withholding Tax purposes and is subject to the Swiss Guidelines:

(i)	such Additional Borrower shall constitute a “Swiss Additional Borrower” for all purposes under this Agreement; and

(ii)

the provisions of this Agreement as they relate to a Swiss Borrower or Swiss Additional Borrower shall have been reviewed and approved by counsel of the Administrative Agent at the Parent’s expense, and any corresponding amendments to the Loan Documents resulting from such review may be executed with the approval of the Administrative Agent and the Parent, each in their sole discretion, without the requirement to obtain the consent of the Required Lenders.

Section 10.02	Resignation of a Borrower

The Parent may request that a Borrower (other than the Parent) cease to be a Borrower by delivering to the Administrative Agent a resignation letter in form and substance satisfactory to the Administrative Agent, whereupon, if:

(a)	no Default is continuing or would result from the acceptance of such resignation letter (and the Parent has confirmed the same in writing); and

(b)	any Borrower so being released is under no actual or contingent obligations as a Borrower under any Loan Documents and has no outstanding Letters of Credit issued on its behalf,

such Borrower shall cease to be a Borrower and shall have no further rights or obligations under the Loan Documents other than those obligations that expressly survive the termination of this Agreement.

Section 10.03	Loan Parties Agent

Each of the Loan Parties hereby appoints the Parent to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Parent may execute such documents and provide such authorizations on behalf of such Loan Parties as the Parent deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, any Issuing Bank or a Lender to the Parent shall be deemed delivered to each Loan Party and (c) the Administrative Agent, any Issuing Bank or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Parent on behalf of each of the Loan Parties

ARTICLE 11	MISCELLANEOUS

Section 11.01	Notices

(a)

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)	if to the Parent:

Teva Pharmaceutical Industries Limited

Attention:	Financing Teva

Address:	124 Dvora HaNevi’a Street, Tel Aviv 6944020, Israel

Telephone:	[*****]

Fax:	[*****]

Email:	[*****]

if to Teva USA:

Teva Pharmaceuticals USA, Inc.

Attention:	Financing Teva

Address:	400 Interpace Parkway, Building A, Parsippany, New Jersey 07054, United States of America

Telephone:	[*****]

Fax:	[*****]

Email:	[*****]

with copies to the Parent, as set out above;

if to the Dutch II Borrower:

Teva Pharmaceutical Finance Netherlands II B.V.

Attention:	Financing Teva

Address:	c/o Teva Pharmaceuticals Europe B.V.,
Piet Heinkade 107, GM 1019 Amsterdam,
The Netherlands

Telephone:	[*****]

Fax:	[*****]

Email:	[*****]

if to the Dutch III Borrower:

Teva Pharmaceutical Finance Netherlands III B.V.

Attention:	Financing Teva

Address:	c/o Teva Pharmaceuticals Europe B.V.,
Piet Heinkade 107, GM 1019 Amsterdam,
The Netherlands

Telephone:	[*****]

Fax:	[*****]

Email:	[*****]

(ii)	if to the Administrative Agent:

Bank of America, N.A.

Gateway Village - 900 Building

Charlotte, NC, 28255-0001

Telephone:	[*****]

Email:	[*****]

Attention:	[*****]

(iii)	if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of a Borrower, the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Parent and the Administrative Agent.

(b)

All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by registered mail, ten Business Days after being deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 11.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications pursuant to Article 2 or Article 8 shall not be effective until received by the addressee.

(c)

Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clauses (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrowers shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent in accordance with Section 11.02. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Borrower in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner.

Section 11.02	Posting of Approved Electronic Communications

The Loan Parties hereby agree that they will provide to the Administrative Agent all Approved Electronic Communications that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, by transmitting such Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to anthony.w.kell@baml.com. In addition, the Borrowers agree to continue to provide the Approved Electronic Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Loan Parties further agree that the Administrative Agent may make the Approved Electronic Communications available to the Lenders by posting such Communications on Intralinks, DebtDomain or a substantially similar electronic transmission systems (the “Approved Electronic Platform”).

THE APPROVED ELECTRONIC PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, CLAIMS, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Approved Electronic Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of Approved Electronic Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that such Approved Electronic Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.03	Waivers; Amendments

(a)

No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)

Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent and the Required Lenders or by the Parent and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the relevant Commitment of any Lender (including for the avoidance of doubt by amending the definition of “Availability Period” or any provision of Section 2.06(a) in a manner that would extend the period for any Commitments) without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than a waiver of additional interest as specified in Section 2.10(b)), or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, in each case, under any applicable Tranche, or any interest thereon, or any fees or any other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (other than a Defaulting Lender), (iv) change Section 2.08(a) or Section 2.16 (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby (other than the replacement of a Lender in accordance with Section 2.17(b)(iv) which may be done with the written consent of the Required Lenders), (v) change the durations provided for in the definition of “Interest Period” hereunder, without the written consent of each Lender affected thereby (other than a Defaulting Lender), (vi) after the occurrence of a Change of Control, amend the rights of any or all Lenders or Issuing Banks (in a manner detrimental to such Lender or Issuing Bank) under Section 2.08(c) in respect of such Change of Control (including postponing the date on which amounts thereunder are payable or reducing the amounts so payable or terminable) (it being understood that prior to the occurrence of such Change of Control, the Required Lenders, the Administrative Agent and the Parent may amend or waive any provision of Section 2.08(c) or the definition of “Change of Control”), without the written consent of each Lender affected thereby (other than a Defaulting Lender), (vii) release the Parent from the Guaranty, or limit the Parent’s liability in respect of such Guaranty, without the written consent of each Lender (other than a Defaulting Lender), (viii) change any of the provisions of this Section 11.03 or the definition of “Required Lenders”, “Required Tranche Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Tranche, as the case may be)(other than a Defaulting Lender), (ix) amend any substantive provision of Section 2.12 or 2.13 in a manner adverse to any Lender without the consent of Lenders having Credit Exposures and unused Commitments, as applicable, representing at least 75% of the sum of the total Credit Exposures and unused Commitments, as applicable, of all Lenders (excluding any Defaulting Lenders Credit Exposures or unused Commitments, as applicable) at such time (provided that if such amendment, waiver or modification affects any one Tranche in a manner different than any other Tranche in any substantial respect, then such consent shall be required by Lenders (other than a Defaulting Lender) under each Tranche affected by such amendment, waiver or modification having Credit Exposures or unused Commitments (as applicable) under such Tranche representing at least 75% of the sum of the total Credit Exposures under such Tranche or unused Commitments (as applicable) under such Tranche of all Lenders (other than a Defaulting Lender) under such Tranche at such time), and the Swingline Lender, if affected thereby, and any Issuing Bank, if affected thereby or (x) amend the definition of “Sustainability Rate Adjustment” without the written consent of each Lender;

provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Arranger Party, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Arranger Parties, such Issuing Bank or the Swingline Lender, as the case may be. For the avoidance of doubt, Tranche A1, Tranche A2 and Tranche A3 will be considered separate Tranches to the extent any amendment, waiver or modification affects any one of such Tranches in a manner different than any other of such Tranches in any respect; provided further, that notwithstanding anything in the foregoing to the contrary, the definitions of “KP1 I”, “KP1 2”, “Pricing Certificate” and the related provisions (other than the definition of “Sustainability Rate Adjustment”) may be waived, amended or modified pursuant to an agreement or agreements in writing entered into by the Parent and the Required Lenders or by the Parent and the Administrative Agent with the consent of the Required Lenders.

(c)

Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Parent, the other Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 11.05) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d)

At the Parent’s election with regard to any amendment, modification, supplement, substitution, replacement or restatement, in whole or in part, of any Loan Document such agreement shall be posted to the Lenders not less than fifteen (15) Business Days before execution thereof and, if any Lender fails to respond to such a request within fifteen (15) Business Days after posting (unless the Parent and Administrative Agent agree to a longer time period in relation to any such request), then such Lender’s Credit Exposures and unused Commitments shall not be included for the purpose of calculating the sum of the total Credit Exposures or unused Commitments, as applicable, of all Non-Defaulting Lenders at such time when ascertaining any relevant percentage (including, for the avoidance of doubt, unanimity) to approve that request.

Section 11.04	Expenses; Indemnity; Damage Waiver

(a)

The Loan Parties shall pay (i) all reasonable invoiced out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Coordinator and the Lenders, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Sustainability Coordinator and the Lenders, in connection with the negotiation of this Agreement, in each case to the extent required by the Engagement Letter, (ii) all reasonable invoiced out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Coordinator and the Lenders, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Sustainability Coordinator and the Lenders (which shall be limited to one counsel to the Administrative Agent, the Sustainability Coordinator and the Lenders (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole), and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected persons taken as a whole), in connection with the administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated thereby shall be consummated) and (iii) all out-of-pocket expenses invoiced to and incurred by the Administrative Agent, the Sustainability Coordinator, any Issuing Bank and/or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Sustainability Coordinator, the Issuing Banks and the Lenders (which shall be limited to one counsel to the Administrative Agent, the Sustainability Coordinator and the Lenders (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole), and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected persons taken as a whole), in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)

The Parent and the Borrowers agree, jointly and severally, to the fullest extent permitted by law, to indemnify and hold harmless each Arranger Party, the Administrative Agent, the Sustainability Coordinator, the Swingline Lender, each Issuing Bank and each Lender and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties taken as a whole and, if reasonably necessary, one local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnified Parties) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by one Lender (or its successors or assignees) against another Lender (but not, for the avoidance of doubt, against any Arranger Party, the Administrative Agent, the Sustainability Coordinator, the Swingline Lender or any Issuing Bank, in each case, in such capacities)) arising out of, related to or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any Loan Document or any other document or instrument delivered in connection herewith, (ii) any violation by any Loan Party or any Subsidiary of any Loan Party of any Environmental Law or any other law, rule, regulation or order, (iii) the actual or proposed use of the proceeds of any Loan, or (iv) any transaction in which any proceeds of any Loan are applied (EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE HAS BEEN DETERMINED BY A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE SOLELY RESULTED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY). IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 11.04(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.

(c)

The Parent agrees with each Indemnified Party that it will, as an independent and primary obligation, indemnify that Indemnified Party immediately on demand against any cost, loss or liability it incurs (I) if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal where such cost, loss or liability arises as a result of a Loan Party not paying any amount which would, but for such unenforceability, invalidity or illegality have been payable by it under any Loan Document on the date when it would have been due, or (II) if as a result (directly or indirectly) of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after entry into this Agreement (a “Law Change”), there is a change in the currency, the value of the currency or the timing, place or manner in which any obligation guaranteed by the Parent is payable. The amount payable by the Parent under this indemnity (i) in respect of clause (I) above, shall be the amount it would have had to pay under this Agreement if the amount claimed had been recoverable on the basis of a guarantee but for any relevant unenforceability, invalidity or illegality, and (ii) in respect of clause (II) above, shall include (A) the difference between (x) the amount (if any) received by the applicable Indemnified Party from the applicable Loan Party and (y) the amount that the applicable Loan Party was obliged to pay under the original express terms of the Documents in the currency specified in the Loan Documents, disregarding any Law Change (the “Original Currency”), and (B) all further costs, losses and liabilities suffered or incurred by such Indemnified Party as a result of a Law Change. For the purposes of (A)(x), if payment was not received by such Indemnified Party in the Original Currency, the amount received by such Indemnified Party shall be deemed to be that payment’s equivalent in the Original Currency converted, actually or notionally at such Indemnified Party’s discretion, on the day of receipt at the then prevailing spot rate of exchange of such Indemnified Party or if, in such Indemnified Party’s opinion, it could not reasonably or properly have made a conversion on the day of receipt of the equivalent of that payment in the Original Currency, that payment’s equivalent as soon as such Indemnified Party could, in its opinion, reasonably and properly have made a conversion of the Original Currency with the currency of payment. If the Original Currency no longer exists, the Parent shall make such payment in such currency as is, in the reasonable opinion of such Indemnified Party, required, after taking into account any payments by the applicable Loan Party, to place such Indemnified Party in a position reasonably comparable to that it would have been in had the Original Currency continued to exist.

(d)

To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent, the Sustainability Coordinator, any Arranger Party, any Issuing Bank or the Swingline Lender or any Related Party of any of the foregoing under paragraph (a) or (b) or (c) of this Section, each Lender severally agrees to pay to such Person such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and determined without giving effect to the Applicable Percentage of any applicable Defaulting Lender) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against such Person in its respective capacity as such.

(e)

To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)

All amounts due under this Section shall be payable not later than 3 Business Days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.

Section 11.05	Successors and Assigns

(a)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent nor any Borrower may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent, the Sustainability Coordinator, each Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section (in accordance with paragraph (g) to the extent applicable), (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section (in accordance with paragraph (g) to the extent applicable) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Sustainability Coordinator and the Lenders and each Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)

no minimum amount need be assigned (x) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any applicable Tranche and the relevant Loans under such Tranche at the time owing to it or (y) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (z) in the case of an assignment occurring while an Event of Default of the type described under Section 7.01(a), (b), (g)or (h) has occurred and is continuing; and

(B)

in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) (or, if the applicable Commitment is not then in effect, the principal outstanding balance of the relevant Loans of the assigning Lender) subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$10,000,000 and shall be an integral multiple of US$1,000,000, provided that in each case of this paragraph (b)(i)(B), (x) the Parent may unilaterally consent to a lesser minimum amount if so requested by a Lender (each such consent not to be unreasonably withheld or delayed) (provided that the Parent shall be deemed to have consented thereto unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice or request for such consent).

(ii)

Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the relevant Loan or the Commitment under the applicable Tranche assigned.

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)

the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default of the type described under Section 7.01(a), (b), (g)or (h) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that such Affiliate of a Lender and Approved Fund, respectively, is in each case a Swiss Qualifying Bank; provided that the consent of the Parent to an assignment must not be withheld solely because the assignment or transfer may result in increased obligations under Sections 2.15 and/or 2.10(f) (subject to Section 11.05(g)); provided further that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice or request for such consent; and

(B)

the consent of the Administrative Agent and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Commitment of any Lender or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)

Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 (which fee, in the sole discretion of the Administrative Agent, may be waived in whole or in part in any particular case), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)	No Assignment to the Parent or its Affiliates. No such assignment shall be made to the Parent or any of the Parent’s Affiliates or Subsidiaries.

(vi)

No Assignment to Natural Persons or non-Professional Lenders. With respect to a Dutch Borrower only, no such assignment shall be made to a person who is not a Professional Lender. For the purpose of this Section 11.05, “Professional Lender” means:

(A)

until an interpretation of the term “public” as referred to in the Capital Requirements Regulation (EU) No. 575/2013 (the “CRR”) is published by the relevant Governmental Authority, either an entity that qualifies as a professional market party as defined in Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht); and

(B)

following the publication of the interpretation of the term “public” as referred to in the CRR by the relevant Governmental Authority, an entity that does not qualify as forming part of the “public” as referred to in the CRR and the rules promulgated thereunder.

(vii)	Bank or Financial Institution. No such assignment shall be made to any assignee that is not a bank, a financial institution or a credit fund.

(viii)

Israeli Regulated Bank or Financial Institution. No such assignment shall be made to any assignee that is an Israeli regulated bank or financial institution, other than international banks with a foreign bank branch in Israel or representative office of a foreign bank in Israel.

(ix)

Creditworthy Entity. Unless consented to expressly by the Parent (provided that after the end of the Availability Period, such consent shall not be unreasonably withheld or delayed), no such assignment shall be made to any assignee that does not qualify as a Creditworthy Entity at the time of such assignment, unless (x) an Event of Default of the type described under Section 7.01(a), (b), (g) or (h) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

For purposes hereof, a “Creditworthy Entity” means a bank, financial institution or credit fund which has an international corporate family rating or a rating for its long-term unsecured non-credit enhanced debt obligations of BBB- or higher by S&P or Fitch Ratings Ltd or Baa3 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)

Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements, and participations in Swingline Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent and any Lender as to its own Commitments and amounts owing to it, at any reasonable time and from time to time upon reasonable prior notice.

(d)

Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, any Borrower, the Administrative Agent, the Sustainability Coordinator, any Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.03(b)(i) through (ix) that directly affects such Participant. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)

Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such Tax or Increased Cost is imposed as a result of a change in law after the date such Participant became a Participant member. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 2.15(f) as though it were a Lender (it being understood that the forms and documentation described in Section 2.15(f) shall be provided to the participating Lender).

(f)

Certain Pledges. Any Lender may at any time pledge, charge or assign a security interest in or over all or any portion of its rights to repayment of Loans made under this Agreement to secure obligations of such Lender, including any pledge, charge or assignment to secure obligations, including, without limitation, to a Federal Reserve Bank, the European Central Bank or any other central bank; provided that no such pledge, charge or assignment shall (i) release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or (ii) require any payments to be made by any Loan Party other than or in excess of, or grant any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Loan Documents.

(g)

Special Provisions Regarding Assignments. Subject to the other restrictions on transfer contained in this Section 11.05, a Lender may, subject to the following additional provisions, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to a new Lender.

(i)

In the event of an assignment or transfer of any or all of the rights and obligations of a Lender including Restricted Sub-Participations (but not including participations that are not Restricted Sub-Participations), so long as no Event of Default then exists, the assignee Lender shall make the representations in the Assignment and Assumption as to whether it is a Swiss Qualifying Bank on the effective date of the respective assignment, and if such assignee Lender represents that it is a Swiss Qualifying Bank the assignor Lender shall freely assign or transfer, and the assignee Lender shall accept, such rights and obligations. If the assignee Lender is not a Swiss Qualifying Bank and there is reasonable doubt as to whether such assignee Lender counts as one or several Lenders, the Parent has the right (unless an Event of Default then exists) prior to the transfer to request that such assignee Lender provide to it a written confirmation signed by the Swiss Federal Tax Administration that such assignee Lender counts as one (or several, as the case may be) Swiss Non-Qualifying Bank. In the event that the respective assignee (or participant pursuant to a Restricted Sub-Participation) in respect of Commitments (or related outstandings, rights and obligations to the applicable Swiss Loan Party) is unable or unwilling to represent that it is a Swiss Qualifying Bank, then, unless an Event of Default is in existence, the consent of the Administrative Agent and the Parent shall be required to effect the respective assignment or Restricted Sub-Participation (which consents shall not be unreasonably withheld or delayed); provided that no such consent shall be required to be given by the Parent if, after giving effect to the respective assignment or Restricted Sub-Participation, the number of Lenders and holders of Restricted Sub-Participations under this Agreement which are Swiss Non-Qualifying Banks would, in aggregate, not exceed five (5).

(ii)

Any Lender which enters into an assignment, transfer or Restricted Sub-Participation (but not including (x) assignments effected in accordance with the relevant requirements of Section 11.05(b) and clause (i) of this Section 11.05(g), and (y) participations that are not Restricted Sub-Participations) of its Commitment or any outstandings pursuant thereto shall ensure that, unless an Event of Default is in existence:

(A)

the terms of such assignment, transfer or sub-participation agreement prohibit the new Lender or sub-participant from entering into further assignment, transfer or sub-participation agreements (in relation to the rights between it and such Lender) and assigning or granting any interest over the assignment, transfer or sub-participation agreement, except in each case to a person who is a Swiss Qualifying Bank;

(B)

the new Lender or sub-participant enters into a unilateral undertaking in favor of each Lender and each Loan Party incorporated in Switzerland to abide by the terms included in the assignment, transfer or sub-participation agreement to reflect sub-clause (A) above;

(C)

the terms of such assignment, transfer or sub-participation agreement oblige the new Lender or sub-participant, in respect of any further assignment, transfer or sub-participation, assignment or grant, to include a term identical to the provisions of clauses (i) and (ii) of this Section 11.05(g) mutatis mutandis, including a requirement that any further new Lender or sub-participant, assignee or grantee enters into such undertaking; and

(D)

the identity of the new Lender or sub-participant is permitted to be disclosed to the Swiss Federal Tax Administration by the Swiss Loan Parties (if requested by the Swiss Federal Tax Administration to do so).

(iii)

For the avoidance of doubt, nothing contained in this Section 11.05(g) shall be construed to prohibit assignments to, or purchases of participations by, any Swiss Non-Qualifying Bank, so long as, after giving effect to any such assignment or participation, there are no more than five (5) Swiss Non-Qualifying Banks acting as Lenders hereunder. For the avoidance of doubt, it is understood that all transfers and assignments are also subject to Section 11.05(b).

Section 11.06	Survival

All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and not withstanding that the Administrative Agent, the Sustainability Coordinator, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10(f), 2.12, 2.14, 2.15 and 2.17, Article 7 and Sections 11.04, 11.05 and 11.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.07	Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and the Sustainability Coordinator and when the Administrative Agent and the Sustainability Coordinator shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.08	Severability

Any provision of this Agreement or the Loan Documents held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.09	Right of Setoff

If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of any Borrower or the Guarantor against any and all of the obligations of any such Borrower or the Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or Issuing Bank, irrespective of whether or not such obligations of such Borrower or Guarantor may be owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank and each Affiliate thereof under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.10	Governing Law; Jurisdiction; Consent to Service of Process

(a)	This Agreement (and any non-contractual obligations arising out of or in connection with this Agreement) shall be construed in accordance with and governed by the law of the State of New York.

(b)

Each Party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement or any other Loan Document. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or the Guarantor or any of their respective properties in the courts of any jurisdiction to enforce a judgment obtained in accordance with this Section.

(c)

Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. In addition, each Loan Party (other than Teva USA) hereby irrevocably designates, appoints and empowers TEVA PHARMACEUTICALS USA, INC., a Delaware corporation, the principal office of which is at 1090 Horsham Road, North Wales, Pennsylvania, 19454, United States of America (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any kind and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. By executing this Agreement, Teva USA hereby irrevocably accepts such designation, appointment and agency, which shall remain in full force and effect until such time as Teva USA ceases to be a Borrower hereunder in accordance with Section 10.02 (at which time each Loan Party shall designate a replacement Process Agent satisfactory to the Administrative Agent (and deliver the appropriate documentation in respect thereof as reasonably requested by the Administrative Agent)). Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process

Agent’s above address, and such Person hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or such Person at its address specified in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 11.11	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.12	Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.13	Confidentiality

Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below) and not to disclose or permit its disclosure to any Person, for a period of at least 1 year following the termination of this Agreement, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a need-to-know basis to the extent used in connection with the administration of this Agreement, (b) to the extent requested by or legally obligated to disclose it pursuant to a request of any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners and in connection with a pledge or assignment permitted under Section 11.05(f)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder or to any insurer, reinsurer, insurance broker or reinsurance broker relating to a Borrower and its obligations or any party or potential party to any securitization or similar transaction in relation to this

Agreement or the obligations hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of their respective Affiliates on a non—confidential basis from a source other than a Borrower. It is agreed that in case of the Lender becoming aware of a requirement to disclose Information in accordance with sub—Sections (b) or (c) above (other than in the case of a regulatory or industry examination, review or audit or disclosure made to any of the Persons referred to in such sub-Sections during the ordinary course of its supervisory or regulatory functions), it will notify Parent and the relevant Borrower of such requirement as soon as reasonably practicable, to the extent it is lawfully permitted to so notify (as determined in its sole discretion). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and other customary non-sensitive information about this Agreement (which shall exclude, for the avoidance of doubt, any allocation information about the Lenders) to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received at any time prior to the date hereof and afterwards from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Parent or any of its Subsidiaries, provided that, in the case of information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, and at least reasonable care.

Each Lender undertakes not to make use of any Information without the prior written consent of the Parent including, for the avoidance of doubt, the issuance of any public announcement, press release or other similar communication, which consent shall not be unreasonably withheld; provided that, such Lender shall be permitted to (i) make use of such information as permitted by the preceding paragraphs of this Section 11.13 and (ii) disclose the existence of the business relationship hereunder and this Agreement’s signing in connection with the Lender’s marketing efforts following the Signing Date, each without the consent of the Parent.

Section 11.14	Treatment of Information

(a)

Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Parent or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Loan Parties or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.

(b)

Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in the latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of this Section 11.14) with respect to the Parent or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrowers regarding whether a Communication contains or does not contain material non-public information with respect to the Parent or its securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Borrower, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 11.14 shall modify or limit a Lender Party’s obligations under Section 11.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c)

Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d)

Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e)

The provisions of the foregoing clauses of this Section 11.14 are designed to assist the Administrative Agent, the Lender Parties and the Loan Parties in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent or any of its Related Parties warrants or makes any other statements with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Loan Parties’ or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by any Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and the Loan Parties assumes the risks associated therewith.

(f)	Any Lender Party may disclose to any Person to whom or for whose benefit such Lender Party charges, assigns or otherwise creates an Encumbrance (or may do so) pursuant to Section 11.05(f).

Section 11.15	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.16	No Waiver; Remedies

No failure on the part of any party hereto to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies of the Administrative Agent and the Lenders provided in this Agreement are cumulative and not exclusive of any remedies that they would otherwise have. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 11.17	EU Blocking Regulations

No representation, warranty or covenant herein shall give rise to any obligation that constitutes a breach of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom).

Section 11.18	USA Patriot Act Notice; “Know Your Customer”

(a)

Each Lender Party and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and pursuant to other applicable “know your customer” and Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies each Loan Party or Letter of Credit beneficiary, as applicable, which information includes the name and address of each Loan Party and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify each Loan Party or Letter of Credit beneficiary, as applicable, in accordance with the Act. Each Loan Party shall, following a request by the Administrative Agent or any Lender Party, provide all documentation and other information that the Administrative Agent or such Lender Party reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the Act.

(b)	Without limiting the foregoing, if:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; or

(ii)	any change in the status or composition of shareholders of a Loan Party (or the addition of any Additional Borrower) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by any Lender or Administrative Agent of its rights and obligations under this Agreement,

obliges the Administrative Agent or any Lender Party or, in the case of paragraph (iii) above, any prospective new Lender Party or Administrative Agent to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender Party (for itself or, in the case of the event described in paragraph (iii) above, any prospective new Lender Party) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c)

Each Lender Party shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(d)

At the written request of the Administrative Agent, such Loan Party shall, promptly after the date of any such request, provide the Administrative Agent or any Lender any information regarding the Loan Parties necessary for the Administrative Agent or such Lender to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

Section 11.19	Dollar Equivalent Calculations

For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Loan (or Letter of Credit in an Alternate Currency) shall be calculated (i) on the date when the applicable Loan Notice or LC Request in relation to such Loan or Letter of Credit is received in accordance with Article 2, (ii) at the Administrative Agent’s discretion, on the first Business Day of each month, (iii) at the Administrative Agent’s discretion, the date of each continuance or conversion of a Benchmark Rate Loan and (iv) at such other times as designated by the Administrative Agent in its discretion. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by Parent, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Parent by the Administrative Agent.

Section 11.20	Judgment Currency

(a)

The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the applicable Loan Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties covenant and agree to pay, or cause to be paid, either (i) such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date, or (ii) such amount, in the Obligation Currency, equal to the amount of the applicable judgment denominated in Judgment currency, converted to the Obligation Currency in accordance with the Judgment Currency Conversion Date.

(c)

For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 11.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 11.21	Special Provisions Relating to Euros

(a)

All funds to be made available to Administrative Agent pursuant to this Agreement in euros shall be made available to Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as Administrative Agent shall from time to time nominate for this purpose.

(b)

In relation to the payment of any amount denominated in euros, Administrative Agent shall not be liable to any Loan Party or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Administrative Agent if Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in euros to the account with the bank in the principal financial center in the Participating Member State which a Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 11.20(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euros. Furthermore, and without limiting the foregoing, Administrative Agent shall not be liable to any Loan Party or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

Section 11.22	No Fiduciary Duty

Each Arranger Party, the Administrative Agent, the Sustainability Coordinator, the Swingline Lender, each Issuing Bank and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Loan Parties. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Loan Parties, their stockholders or their affiliates. Each Loan Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Banks is acting solely as a principal and not the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Bank or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in the Loan Documents and (iv) each Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Loan Party further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Loan Parties, in connection with such transaction or the process leading thereto.

Section 11.23	Lenders as Swiss Qualifying Banks and Swiss Non-Qualifying Banks; Borrowers as Swiss Loan Parties

Each Lender party hereto represents as of the date it becomes a party hereto that it is a Swiss Qualifying Bank or one (1) Swiss Non-Qualifying Bank as further indicated on Schedule 11.22 (which shall be updated by the Administrative Agent from time to time if so requested by the Parent). Any such Lender which ceases to be a Swiss Qualifying Bank shall promptly notify the Parent and the Administrative Agent that it has ceased to be a Swiss Qualifying Bank. If as a result of such event (including as a result of a change of status of such Lender or as a result of an assignment or Restricted Sub-Participation to a Swiss Non-Qualifying Bank) the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number five, then, so long as no Event of Default is in existence, the Parent may, at its sole expense and effort, request that the relevant Lender or Lenders, as applicable, assign or transfer by novation (at par plus accrued interest, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents) all of its rights and obligations under this Agreement to an Eligible Assignee identified by the Lender (failing which identified by the Parent) qualifying as a Swiss Qualifying Bank or another Lender qualifying as a Swiss Qualifying Bank, all in accordance with Section 11.05. The Administrative Agent shall have no responsibility for determining whether or not an entity is a Swiss Qualifying Bank. Each Lender shall have the right to request at any time to receive from Parent a list setting forth the Lenders who are Swiss Non-Qualifying Banks.

Section 11.24	Representation of each Dutch Borrower

If, in respect of each Dutch Borrower, this Agreement or any other Loan Document is signed or executed by another Person (a “Dutch Attorney-in-Fact”) acting on behalf of such Dutch Borrower pursuant to a power of attorney executed and delivered by such Dutch Borrower, it is hereby expressly acknowledged and accepted in accordance with article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978 by the other parties to this Agreement or any other Loan Document that the existence and extent of such Attorney-in-Fact’s authority and the effects of such Dutch Attorney-in-Fact’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Section 11.25	Bail-In

Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under the Loan Documents, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the Applicable Resolution Authority.

Section 11.26	Acknowledgement Regarding Any Supported QFCs.

(a)

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 11.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.27	Electronic Execution of Assignments and Certain Other Documents.

This Agreement, any Loan Documents and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and the Administrative Agent, the Sustainability Coordinator, the Issuing Bank, the Swingline Lender, and each Lender (collectively, each a “Credit Party”) agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the Sustainability Coordinator, Issuing Bank nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the Sustainability Coordinator, Issuing Bank and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Parties and/or any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Credit Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.

Neither the Administrative Agent, the Sustainability Coordinator, Issuing Bank nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, the Sustainability Coordinator, Issuing Bank and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, the Sustainability Coordinator, each Credit Party and each Related Party for any liabilities arising solely from the

Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

/s/ Eli Kalif
Name: Eli Kalif
Title: Executive Vice President and Chief Financial Officer

/s/ Dov Bergwerk
Name: Dov Bergwerk
Title: Senior Vice President, Corporate Secretary

[Signature Page to Revolving Credit Facility]

TEVA PHARMACEUTICALS USA, INC.

/s/ Asaph Naaman
Name: Asaph Naaman
Title: Senior Vice President and Chief Financial Officer

/s/ Brian E. Shanahan
Name: Brian E. Shanahan
Title: Vice President and Secretary

[Signature Page to Revolving Credit Facility]

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

/s/ Stephen D. Harper
Name: Stephen D. Harper
Title: Managing Director

/s/ David Vrhovec
Name: David Vrhovec
Title: Managing Director

[Signature Page to Revolving Credit Facility]

TEVA PHARMACEUTICAL FINANCE NETHERLANDS III B.V.

/s/ Stephen D. Harper
Name: Stephen D. Harper
Title: Managing Director

/s/ David Vrhovec
Name: David Vrhovec
Title: Managing Director

[Signature Page to Revolving Credit Facility]

BANK OF AMERICA EUROPE

DESIGNATED ACTIVITY COMPANY,

as Lender

/s/ Louise Dendle
Name: Louise Dendle
Title: Director

[Signature Page to Revolving Credit Facility]

BANK OF AMERICA, N.A.,

as Swingline Lender

/s/ Albert Wheeler
Name: Albert Wheeler
Title: Vice President

[Signature Page to Revolving Credit Facility]

BNP PARIBAS,

as Lender

/s/ Jean-Paul Riolacci
Name: Jean-Paul Riolacci
Title: Regional Manager

/s/ Cyrille Marien
Name: Cyrille Marien
Title: Deputy COO Corporate Clients Group BNP Paribas CIB – GB EMEA

[Signature Page to Revolving Credit Facility]

CITIBANK, N.A.,

as Lender

/s/ Nurit Leiderman
Name: Nurit Leiderman
Title: Managing Director

[Signature Page to Revolving Credit Facility]

GOLDMAN SACHS BANK USA,

as Lender

/s/ William E. Briggs IV
Name: William E. Briggs IV
Title: Authorised Signatory

[Signature Page to Revolving Credit Facility]

HSBC BANK PLC,

as Lender

/s/ Giovanna Padua
Name: Giovanna Padua
Title: Director

[Signature Page to Revolving Credit Facility]

INTESA SANPAOLO S.P.A.,

as Lender

/s/ Arnaud Fontaine
Name: Arnaud Fontaine
Title: Vice President

/s/ Nikolaos Koukouvinos
Name: Nikolaos Koukouvinos
Title: Managing Director

[Signature Page to Revolving Credit Facility]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,

as Lender

/s/ Ursula Murphy
Name: Ursula Murphy
Title: Vice President

[Signature Page to Revolving Credit Facility]

MIZUHO BANK, LTD.,

as Lender

/s/ Mark Ralston
Name: Mark Ralston
Title: Senior Director

[Signature Page to Revolving Credit Facility]

MUFG BANK, LTD.,

as Lender

/s/ Alexander Bekman
Name: Alexander Bekman
Title: Managing Director

[Signature Page to Revolving Credit Facility]

PNC BANK, NATIONAL ASSOCIATION,

as Lender

/s/ Domenic D’Ginto
Name: Domenic D’Ginto
Title: Managing Director

[Signature Page to Revolving Credit Facility]

BANK OF AMERICA, N.A.,

as Administrative Agent

/s/ Mary Lawrence
Name: Mary Lawrence
Title: AVP, Agency Management Officer

[Signature Page to Revolving Credit Facility]

BANK OF AMERICA Europe Designated Activity Company,

as Sustainability Coordinator

/s/ Damien Orban
Name: Damien Orban
Title: Director

[Signature Page to Revolving Credit Facility]

Annex 1

Rate Table

	Applicable Type	Applicable Rating (% per annum)
		BBB/Baa2 or better	BBB-/ Baa3	BB+ /Ba1	BB/Ba2	BB-/Ba3 or lower
Applicable Margin	Term SOFR/EURIBOR Loans	0.650%	0.850%	1.110%	1.350%	1.650%
	Alternate Base Rate Loans	0.000%	0.000%	0.110%	0.350%	0.650%
Applicable Commitment Fee		0.228%	0.298%	0.389%	0.473%	0.578%
Applicable Utilization Fees	Less than or equal to one third drawn	0.100%
	Greater than one third and less than or equal to two thirds drawn	0.200%
	More than two thirds drawn	0.300%

The Applicable Margin shall be adjusted pursuant to the Sustainability Rate Adjustments.

For the avoidance of doubt, the Utilization Fee is separate from and in addition to theApplicable Margin or Commitment Fee.

For purposes of determining the Applicable Margin or Applicable Commitment Fee, as the case may be, (a) if either Moody’s or S&P does not have in effect a Rating, then the Rating assigned by the other rating agency shall be used, provided that (i) in the event that such Rating is not assigned due to a Default under Section 5.10 or (ii) neither Moody’s nor S&P have in effect a Rating, the BB-/Ba3 or lower rate shall apply; and (b) in case of a split Rating, the average of the two applicable Ratings will apply.

If the relevant Rating assigned by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin and Applicable Commitment Fee shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system (including, in such case, an amendment to replace Moody’s or S&P, as applicable, with another rating agency) or the unavailability of ratings from such rating agency, and, pending the effectiveness of any such amendment, the Applicable Margin and Applicable Commitment Fee shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Annex 2

Sustainability Table

	Cumulative SPT 1	SPT 2[2]
2022	8	44
2023	22	47
2024	45	50
2025	75	53
2026	88	56

[1]	SPT 1’s are cumulative (prior year submissions aggregate into the total).
[2]

SPT 2s require Teva’s S&P ESG Score being both (i) equal to or greater than the applicable SPT 2 set out above and (ii) an improvement on the prior year score, provided, however, that no further improvement of the S&P ESG Score shall be required if a score of 62 or above (+50% from baseline score) is achieved by Teva.